                                                                 EXECUTION COPY

--------------------------------------------------------------------------------

                              ASSET PURCHASE AGREEMENT

                             dated as of August 6, 1999

                                       among

                          GEOLOGISTICS AIR SERVICES, INC.,


                            GEOLOGISTICS AMERICAS, INC.,

                                        and

                              GEOLOGISTICS CORPORATION

                                        and

                             FDX GLOBAL LOGISTICS, INC.

                                        and

                                  FDX CORPORATION


--------------------------------------------------------------------------------

                              ASSET PURCHASE AGREEMENT

                                 TABLE OF CONTENTS

          This Table of Contents is not part of the Agreement to which it is attached but is inserted for convenience only.

Section                                                                           Page
  No.                                                                              No.
  --                                                                               --
1.        Definitions; Rules of Construction . . . . . . . . . . . . . . . . . . . .1
2.        Purchase of GLAS Assets. . . . . . . . . . . . . . . . . . . . . . . . . .7
3.        Assumption of Liabilities. . . . . . . . . . . . . . . . . . . . . . . . .8
4.        Consideration; Post Closing Adjustment . . . . . . . . . . . . . . . . . .8
5.        Closing. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 10
6.        Representations and Warranties of GLAS, Americas and Holding . . . . . . 11
7.        Representations and Warranties of the Purchaser. . . . . . . . . . . . . 26
8.        Covenants of GLAS, Americas and Holding. . . . . . . . . . . . . . . . . 28
9.        Covenants of the Purchaser . . . . . . . . . . . . . . . . . . . . . . . 35
10.       Conditions Precedent to Obligations of GLAS, Americas and
          Holding. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 37
11.       Conditions Precedent to Obligations of the Purchaser . . . . . . . . . . 38
12.       Non-Compete and Non-Solicitation Covenants; Purchaser
          Undertakings . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 40
13.       Indemnification. . . . . . . . . . . . . . . . . . . . . . . . . . . . . 43
14.       No Brokerage . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 47
15.       Nature of Representations and Warranties . . . . . . . . . . . . . . . . 47
16.       Notices. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 47
17.       Expenses . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 48
18.       Survival . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 49
19.       Exclusivity. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 49
20.       Termination of Agreement . . . . . . . . . . . . . . . . . . . . . . . . 49
21.       Effect of Waiver . . . . . . . . . . . . . . . . . . . . . . . . . . . . 51
22.       Severability . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 51
23.       Governing Law. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 51
24.       Enforcement. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 51
25.       Binding Agreement; Assignment. . . . . . . . . . . . . . . . . . . . . . 52
26.       Entire Agreement; Modification . . . . . . . . . . . . . . . . . . . . . 52
27.       Further Assurances . . . . . . . . . . . . . . . . . . . . . . . . . . . 52
28.       Counterparts . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 53

                                      SCHEDULES

Schedule 1.1 . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .GLAS Assets
Schedule 1.1A. . . . . . . . . . . . . . . . . . . . CAS-D Freight Handling Agreement
Schedule 1.1B. . . . . . . . . . . . . . . . . . . . . . June 30, 1999 Current Assets
Schedule 1.1C. . . . . . . . . . . . . . . . . . . . . . . Freight Handling Agreement

Schedule 1.1D. . . . . . . . . . . . . . . . . . . .June 8, 1999 Kitty Hawk Agreement
Schedule 1.1E. . . . . . . . . . . . . . . . . . . .May 28, 1999 Kitty Hawk Agreement
Schedule 6.2 . . . . . . . . . . . . . . . . . . . . . . . . . . . GLAS Jurisdictions
Schedule 6.3 . . . . . . . . . . . . . . . . . . . .Bank Accounts; Powers of Attorney
Schedule 6.9 . . . . . . . . . . . . . . . . . . . . . . . . . . . . . GLAS Approvals
Schedule 6.10. . . . . . . . . . . . . . . . . . . Exceptions to Title of GLAS Assets
Schedule 6.11. . . . . . . . . . . . . . . . GLAS Licenses, Trademarks and Tradenames
Schedule 6.13. . . . . . . . . . . . . . . . . . . . . . . .GLAS Financial Statements
Schedule 6.15. . . . . . . . . . . . . . . . . . . . . . . . .Undisclosed Liabilities
Schedule 6.16. . . . . . . . . . . . . . . . . . . . . . . . . . GLAS Facility Leases
Schedule 6.17. . . . . . . . . . . . . . . . . . . . . . . .Exceptions to GLAS Assets
Schedule 6.18. . . . . . . . . . . . . . . . . . . . Material Adverse Changes to GLAS
Schedule 6.20. . . . . . . . . . . . . . . . . . . GLAS Agreements and Authorizations
Schedule 6.21. . . . . . . . . . . . . . . .Exceptions to Compliance with Regulations
Schedule 6.22. . . . . . . . . . . . . . . . . . . . . . . . . . . . .GLAS Litigation
Schedule 6.23. . . . . . . . . . . . . . . . . . . . . . . . .GLAS Insurance Policies
Schedule 6.25. . . . . . . . . . . . . . . . . . . . . . . GLAS Employment Agreements
Schedule 6.26. . . . . . . . . . . . . GLAS Employee Benefit Plans and Employee Loans
Schedule 6.27. . . . . . . . . . . . . . . . . . . . . .GLAS Environmental Exceptions
Schedule 6.28. . . . . . . . . . . . . . . . . . . . . . . . . . . Business Relations
Schedule 6.32. . . . . . . . . . . . . . . . . . . . . . . . . Affiliate Transactions
Schedule 7.5 . . . . . . . . . . . . . . . . . . . . . . .Purchaser Approvals Exhibit
Schedule 7.8 . . . . . . . . . . . . . . . . . . . . . . . . . . Purchaser Litigation
Schedule 8.13. . . . . . . . . . . . . . . . . . . . . . . . . . . . .GLAS Facilities
Schedule 11.4. . . . . . . . . . . . . . . . . . . . . . . . . GLAS Required Consents

                                       EXHIBITS

Exhibit A      Assumption Agreement
Exhibit B      Bill of Sale
Exhibit C      Escrow Agreement
Exhibit D      Announcements
Exhibit E      FDX Officer's Certificate
Exhibit F      FDX Secretary's Certificate
Exhibit G      Geo Officer's Certificate
Exhibit H      Geo Secretary's Certificate

                               ASSET PURCHASE AGREEMENT

          THIS ASSET PURCHASE AGREEMENT (this "Agreement") is made and entered into as of the 6th day of August, 1999 among GEOLOGISTICS AIR SERVICES, INC., a Delaware corporation ("GLAS"); GEOLOGISTICS AMERICAS, INC., a Delaware corporation ("Americas"); GEOLOGISTICS CORPORATION, a Delaware corporation ("Holding"); FDX GLOBAL LOGISTICS, INC., a Delaware corporation (the "Purchaser"); and FDX CORPORATION, a Delaware corporation (the "Parent").

                                EXPLANATORY STATEMENT

          GLAS is a direct wholly-owned subsidiary of Americas and an indirect wholly-owned subsidiary of Holding. Holding and Americas desire to cause GLAS (or Americas or such other wholly-owned subsidiary of Holding to which the GLAS Assets (as hereinafter defined) may hereafter be transferred pursuant to the terms of this Agreement) to sell and the Purchaser desires to purchase the assets used in the business of GLAS on the terms and conditions hereinafter set forth.

          NOW THEREFORE, for the mutual consideration set out herein, the parties hereto agree as follows:

          1.  DEFINITIONS; RULES OF CONSTRUCTION.

               1.1. For purposes of this Agreement, the terms set forth below shall have the following meanings:

          150-DAY RECEIVABLES - The accounts receivable of GLAS that, as reflected in the reports of GLAS as of July 31, 1999 and supported by the accounts receivable detail subledger, were due and payable for a period exceeding 150 days following the invoice date, in each case reduced to reflect any amounts received by GLAS with respect to such receivable prior to the Closing Date and all reductions and compromises made with respect to such receivable prior to the Closing Date.

          ACCOUNTING FIRM - As defined in SECTION 4.4.1.

          AFFILIATE - Any person or entity that directly, or indirectly through one of more intermediaries, controls or is controlled by or is under common control with the person or entity specified. For purposes of this definition, control of the person or entity means the power, direct or indirect, to direct or cause the direction of the management and policies of such person or entity whether by Contract or otherwise.

          AGREEMENT - As defined in the Preamble hereof and including the Exhibits and Schedules thereto.

          ASSUMED OBLIGATIONS - As defined in SECTION 3.

          ASSUMPTION AGREEMENT - The Assumption Agreement substantially in the form attached hereto as EXHIBIT A, together with such other good and sufficient instruments of assumption, in form and substance reasonably acceptable to GLAS and the Purchaser, as shall be effective to cause the Purchaser to assume the Assumed Obligations.

          BILL OF SALE - The Bill of Sale substantially in the form attached hereto as EXHIBIT B, together with such other good and sufficient instruments of conveyance, assignment and transfer, in form and substance reasonably acceptable to GLAS and the Purchaser, as shall be effective to vest in the Purchaser good title to the GLAS Assets.

          CARIBBEAN ISLANDS - Anguilla, Antigua and Barbuda, Aruba, the Bahamas, Barbados, Bermuda, Bonaire, British Virgin Islands, Cayman Islands, Curacao, Dominica, Dominican Republic, Grenada, Guadeloupe, Haiti, Jamaica, Martinique, Montserrat, Netherlands Antilles, Puerto Rico, Saba, Saint Kitts and Nevis, Saint Lucia, Saint Maarten/St. Martin, Saint Vincent and The Grenadines, St. Barthelemy, St. Eustatius, Trinidad and Tobago, Turks & Caicos Island and U.S. Virgin Islands.

          CAS - Caribbean Air Services, Inc., a Delaware corporation.

          CAS-D FREIGHT HANDLING AGREEMENT - The Freight Handling Agreement attached hereto as SCHEDULE 1.1A, dated January 1, 1996, between CAS, Caribbean Air Services Dominica, Inc., a corporation organized under the laws of Puerto Rico, and such corporation's stockholders.

          CERCLA - The Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, and the rules and regulations promulgated thereunder.

          CERCLIS - The Comprehensive Environmental Response and Liability Information System, as provided for by 40 C.F.R. Section 300.5.

          CLAIM - As defined in SECTION 13.5.

          CLOSING - The closing of the transactions contemplated by this Agreement.

          CLOSING BALANCE SHEET - As defined in SECTION 4.4.1.

          CLOSING DATE - The date that is five business days following the expiration of the waiting period under the HSR Act, but in any event, no later than October 31, 1999, unless the only unsatisfied condition to Closing other than conditions relating to Closing certificates or other conditions that can only be satisfied at the Closing, is the expiration or termination of the waiting period under the HSR Act, in which case no later than December 31, 1999, in each case as may otherwise be mutually agreed to by the parties in writing.

          CLOSING FINANCIAL STATEMENTS DELIVERY DATE - As defined in SECTION 4.4.1.

          CODE - The Internal Revenue Code of 1986, as amended, and regulations promulgated thereunder.

          CONTRACTS - As defined in SECTION 6.20.

          CURRENT ASSETS AMOUNT - The sum of any positive cash balance, trade accounts receivables, prepaid expenses and miscellaneous receivables, in each case other than (i) receivables due from Affiliates of GLAS and (ii) miscellaneous receivables constituting (a) deferred income taxes, (b) accounting fees due from AmerTranz Worldwide Holding Corp. or any of its Affiliates and (c) miscellaneous intercompany receivables and net of allowances for doubtful accounts, and each as reflected in the Closing Balance Sheet and calculated in a manner that is consistent with the column entitled "Assets to be Assumed by Purchaser" on SCHEDULE 1.1.B attached hereto.

          DEFICIENCY - The amount, if any, by which the Current Assets Amount is less than $13,549,454.

          DETERMINATION DATE - As defined in SECTION 4.4.1.

          EMPLOYEE BENEFIT PLANS - As defined in SECTION 6.26(i).

          ENVIRONMENTAL CLAIM - With respect to any person, any written or oral notice, claim, demand or other communication (collectively, a "claim") by any other person alleging or asserting such person's liability for investigatory costs, cleanup costs, Governmental or Regulatory Authority response costs, damages to natural resources or other property, personal injuries, fines or penalties arising out of, based on or resulting from (a) the presence, or Release into the environment, of any Hazardous Material at any location, whether or not owned by such person, or (b) circumstances forming the basis of any violation, or alleged violation, of any Environmental Law. The term "Environmental Claim" shall include, without limitation, any claim by any Governmental or Regulatory Authority for enforcement, cleanup, removal, response, remedial or other actions or damages pursuant to any applicable Environmental Law, and any claim by any third party seeking damages, contribution, indemnification, cost recovery, compensation or injunctive relief resulting from the presence of Hazardous Materials or arising from alleged injury or threat of injury to health, safety or the environment.

          ENVIRONMENTAL LAW - Any law or order relating to the regulation or protection of human health, safety or the environment or to emissions, discharges, releases or threatened releases of pollutants, contaminants, chemicals or industrial, toxic or hazardous substances or wastes into the environment (including, without limitation, ambient air, soil, surface water, ground water, wetlands, land or subsurface strata), or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of pollutants, contaminants, chemicals or industrial, toxic or hazardous substances or wastes.

          ERISA - The Employee Retirement Income Security Act of 1974, as amended, and the regulations issued thereunder.

          ESCROW AGREEMENT - The Escrow Agreement substantially in the form attached hereto as EXHIBIT C.

          ESCROW AMOUNT - As defined in SECTION 4.1.2.

          EXCHANGE ACT -  The Securities Exchange Act of 1934, as amended.

          FACILITY LEASES - The current leases entered into by GLAS, CAS or other parties with respect to leased office, warehouse, and terminal space and other real property utilized in the conduct of the GLAS Business.

          FREIGHT HANDLING AGREEMENT - The Cargo Aircraft Charter Agreement dated July 1, 1998 between Tradewinds Airlines, Inc. and GLAS as attached hereto as SCHEDULE 1.1C.

          GAAP  -  United States generally accepted accounting principles.

          GEOLOGISTICS GROUP -  Holding, Americas and GLAS, collectively.

          GLAS - As defined in the introductory paragraph of this Agreement.

          GLAS ASSETS - All of the assets of GLAS as a going concern of every kind and nature, real, personal or mixed, tangible or intangible, wherever located including those listed on SCHEDULE 1.1 and the active, prospective, and historical customer lists for the past five years, related current and historical business records relating to prospective, active and inactive customers and business for the preceding five years (including pricing information, costing and vendor information as to transportation services); all equipment, vehicles, parts, tools, computers and computer equipment, and other assets; all associated computerized information relating to such business and customers (including computer disks and tapes); all information relating to current, historical, and planned marketing and sales of services; all interest in the name "Caribbean Air Services", and all service marks utilized in connection therewith; all local, 800 and international telephone and telefax numbers utilized by GLAS in connection with its businesses; all pre-paid expenses, credits, deferred charges and security deposits; the leases for GLAS's facilities, including all furniture, fixtures and equipment used in or held for use in each such facility or in connection therewith (subject to dispositions or replacements prior to Closing in the ordinary course of business); all of GLAS's rights under the Freight Handling Agreement; all of GLAS's rights under the CAS-D Freight Handling Agreement (including the right to receive commissions thereunder); all of GLAS's rights under the Kitty Hawk Agreements; all vendor, customer and sales representative contracts of GLAS in connection with its business; all other contracts of GLAS in connection with its business; all governmental licenses or authorizations with respect to the conduct of the GLAS Business; all other licenses pursuant to which any assets used in the GLAS Business are used; all of GLAS's cash on hand, cash in depositories, cash equivalents, accounts receivables (excluding any (i) accounts receivables due from Holding or any Holding Affiliates and (ii) miscellaneous receivables constituting (a) deferred income taxes, (b) accounting fees due from AmerTranz Worldwide Holding Corp. or any of its Affiliates and (c) miscellaneous intercompany receivables, each as calculated in a manner that is consistent with the column entitled "Assets to be Assumed by Purchaser" on SCHEDULE 1.1.B attached hereto), books, records, manuals and other materials (in any form or medium), including, without limitation, advertising material, price lists, correspondence, mailing lists, purchasing materials and records, personnel records, quality control records and procedures, research and development files, intellectual property disclosures, media materials and accounting records and all other tangible and intangible assets as necessary for the operation of the GLAS Business.

          GLAS BUSINESS -  The business heretofore operated by GLAS.

          GLAS SHARES - All of the issued and outstanding shares of Common Stock of GLAS, par value $1.00 per share.

          GOVERNMENTAL OR REGULATORY AUTHORITY - Any court, tribunal, arbitrator, authority, agency, commission, official or other instrumentality of the United States, any foreign country or any domestic or foreign state, territory, county, city or other political subdivision.

          HAZARDOUS MATERIAL - (i) any petroleum or petroleum products, flammable explosives, radioactive materials, asbestos in any form that is or could become friable, urea formaldehyde foam insulation and transformers or other equipment that contain dielectric fluid containing levels of polychlorinated biphenyls (PCBs); (ii) any chemicals or other materials or substances which are now or hereafter become defined as or included in the definition of "hazardous substances," "hazardous wastes," "hazardous materials," "extremely hazardous wastes," "restricted hazardous wastes," "toxic substances," "toxic pollutants" or words of similar import under any Environmental Law; and
(iii) any other chemical or other material or substance, exposure to which is now or hereafter prohibited, limited or regulated by any Governmental or Regulatory Authority under any Environmental Law.

          HOLDING'S ACCOUNTANT - As defined in SECTION 4.4.1.

          HOLDING - As defined in the introductory paragraph of this Agreement.

          HSR ACT - The Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

          INDEBTEDNESS - With respect to any person or entity, all obligations of such person or entity, (i) for borrowed money, (ii) evidenced by notes, bonds, debentures or similar instruments, (iii) for the deferred purchase price of goods or services (other than trade payables or accruals incurred in the ordinary course of business), (iv) under capital leases, (v) for obligations of GLAS to Holding or any of Holding's subsidiaries, and (vi) in the nature of guarantees of the obligations described in clauses (i) through (v) above of any other person.

          INDEMNITEE - As defined in SECTION 13.5.

          INDEMNITOR - As defined in SECTION 13.5.

          JUNE 30 BALANCE SHEET - The unaudited balance sheet of GLAS prepared in connection with the unaudited balance sheet of Holding as of June 30, 1999.

          KITTY HAWK AGREEMENTS - The ACMI Aircraft Services Agreement, dated as of June 8, 1999, between Kitty Hawk International, Inc. and GLAS and the ACMI Aircraft Services Agreement, dated as of May 28, 1999, between Kitty Hawk International, Inc. and GLAS, copies of which are attached hereto as
SCHEDULE 1.1D and 1.1E.

          LICENSES - As defined in SECTION 6.20.

          LIENS - Any mortgage, pledge, assessment, security interest, lease, lien, adverse claim, levy, charge or other encumbrance of any kind, or any conditional sale Contract, title retention Contract or other Contract to give any of the foregoing.

          MARKED INVENTORY - As defined in SECTION 9.5.

          NAMES - As defined in SECTION 9.5.

          NPL - The National Priorities List under CERCLA.

          NYSE - The New York Stock Exchange, Inc.

          ORDER - With respect to any person or entity, any judgment, order, writ or decree of any court, arbitrator or governmental agency by which such person or entity or any of its assets or properties is bound.

          OVERDUE 150-DAY RECEIVABLES SCHEDULE - As defined in SECTION 13.1.2.

          PARENT - As defined in the introductory paragraph of this Agreement.

          PLAN AFFILIATE - As defined in SECTION 6.26(iii).

          PURCHASE PRICE - As defined in SECTION 4.1.

          PURCHASER - As defined in the introductory paragraph of this Agreement.

          RELEASE - Any release, spill, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal, leaching or migration into the indoor or outdoor environment, including, without limitation, the movement of Hazardous Materials through ambient air, soil, surface water, ground water, wetlands, land or subsurface strata.

          REGULATIONS - Any laws, statutes, ordinances, regulations, rules, court decisions and orders of any foreign, federal, state or local government and any government department or agency including without limitation environmental laws, energy, motor vehicle and aviation safety, public utility, zoning, building and health codes, occupational safety and health regulations and laws relating to employment practices, employee documentation, terms and conditions of employment and wages and hours.

          RESTRICTED AFFILIATES - Each of TCW Special Credits Fund V - The Principal Fund, OCM Principal Opportunities Fund, L.P., Oaktree Capital Management, LLC, William E. Simon & Sons, LLC and Logistical Simon, L.L.C.

          SEC  -  United States Securities and Exchange Commission.

          SEC FILED MATERIAL - The following documents filed by Holding with the
SEC: Annual Report on Form 10-K for the fiscal year ended December 31, 1998, Quarterly Report on Form 10-Q for the quarter ended March 31, 1999 and Quarterly Report on Form 10-Q for the quarter ended June 30, 1999.

          SECURITIES ACT  -  The Securities Act of 1933, as amended.

          SURPLUS - The amount, if any, by which the Current Assets Amount exceeds $13,549,454.

          TAX - Any federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Section 59A of the Code), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not and any expenses incurred in connection with the determination, settlement or litigation of any Tax liability.

          TAX RETURN - Any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

          TERMINATION FEE - As defined in SECTION 20.2.1.

               1.2. The Explanatory Statement is hereby incorporated into this Agreement and made a part hereof.

               1.3. The section and other headings contained in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.

               1.4. References in this Agreement to the "knowledge" of GLAS shall mean the knowledge of the chief executive officer, senior vice president of operations, and vice president-controller of GLAS after due and reasonable inquiry, references to "knowledge" of Holding shall mean the knowledge of the chief executive officer of Holding after due and reasonable inquiry and the actual knowledge of the general counsel of Holding and references to "knowledge" of Americas shall mean the actual knowledge of the general counsel of Americas.

               1.5. Unless the context of this Agreement clearly requires otherwise, references to the plural include the singular, to the singular include the plural, to the part include the whole, and to the male gender shall also pertain to the female and neuter genders and vice versa. The term "including" is not limiting, and the term "or" has the inclusive meaning represented by the phrase "and/or". The words "hereof", "herein", "hereby", "hereto", "hereunder" and similar terms in this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement. Section, Schedule, Exhibit and clause references are to this Agreement unless otherwise specified.

          2.        PURCHASE OF GLAS ASSETS.

          On the terms and subject to the conditions set forth in this Agreement, GLAS hereby agrees to sell, transfer and assign to the Purchaser and the Purchaser hereby agrees to purchase from GLAS, on the Closing Date, all of the right, title and interest of GLAS in and to the GLAS Assets free and clear of all Liens. The Purchaser, at its option, may designate one or more direct or indirect subsidiaries of the Purchaser to purchase the GLAS Assets and to which GLAS will sell, transfer and assign the GLAS Assets, PROVIDED, that the Purchaser and the Parent remain obligated for their obligations under this Agreement.

          3.        ASSUMPTION OF LIABILITIES.

          The Purchaser shall assume no liabilities, contingent or otherwise, of GLAS, Americas or Holding for Indebtedness, refunds, payables, litigation, fines or penalties, employee obligations, Tax liabilities or otherwise, except for liabilities arising after the Closing pursuant to the following (the "Assumed Obligations"): (i) the Freight Handling Agreement, the CAS-D Freight Handling Agreement and the Kitty Hawk Agreements, and (ii) the leases and other agreements included in the GLAS Assets for which the Purchaser receives the benefit following the Closing, whether by direct assignment or pursuant to
SECTION 8.9.

          4.        CONSIDERATION; POST CLOSING ADJUSTMENT.

               4.1. CONSIDERATION. The consideration for the GLAS Assets (the "Purchase Price") shall be $115,768,361 (subject to adjustment pursuant to SECTION 4.4 hereof) paid as follows:

                    4.1.1. $105,768,361 paid at the Closing by wire transfer of immediately available funds in accordance with instructions provided by Holding to the Purchaser.

                    4.1.2. $10,000,000 (as adjusted pursuant to the next succeeding sentence, the "Escrow Amount") which shall consist initially of cash to be paid at the Closing by wire transfer of immediately available funds to the Escrow Agent (as such term is defined in the Escrow Agreement), which cash funds may be replaced by an irrevocable standby letter of credit issued by any of Bank of America, N.A., Citibank, N.A., The Chase Manhattan Bank or The First National Bank of Chicago which shall be in an amount equal to the amount required to be on deposit on the date that the letter of credit is issued, shall name the Purchaser or its permitted assignee as beneficiary, shall expire no earlier than the first anniversary of the Closing Date and shall be satisfactory to the Purchaser in its sole discretion and shall be otherwise subject to the terms of the Escrow Agreement. The Escrow Amount shall be held in accordance with the terms of the Escrow Agreement for the satisfaction of (i) any claims for indemnification pursuant to SECTION 13.1 hereof and (ii) any payment obligations of Holding and Americas pursuant to SECTION 4.4.2 hereof, until the first anniversary of the Closing Date, subject to the terms of the Escrow Agreement; PROVIDED, HOWEVER, that subject to the terms of the Escrow Agreement, (i) on the date that is six months following the Closing Date, the Escrow Amount shall be reduced to the lesser of (A) $7,500,000 or (B) the balance of the escrow account as of such date, (ii) on the date that is nine months following the Closing Date, the Escrow Amount shall be reduced to the lesser of (A) $5,000,000 or (B) the balance of the escrow account as of such date and (iii) on the first anniversary of the Closing Date, the remaining balance of the Escrow Amount shall be released; PROVIDED, that any reduction or release of any portion of the Escrow Amount pursuant to this SECTION 4.1.2 shall be made only in accordance with the Escrow Agreement.

               4.2. The Purchaser shall be entitled to the benefit of all prepaid rents, utility bills, license fees and other prepaid expenses of GLAS as of the Closing Date.

               4.3. GLAS and the Purchaser covenant and agree with each other that they will negotiate in good faith to jointly allocate the total purchase price among the GLAS Assets. The parties hereto further covenant and agree with each other that none of them will take a position on any Tax Return, before any governmental agency charged with the collection of Tax or in any judicial proceeding that is in any manner inconsistent with the terms of this
SECTION 4.3 or such allocation of the Purchase Price without the written consent of the other parties. GLAS and the Purchaser agree that each shall timely file Treasury Form 8594 "Asset Acquisition Statement" as required under Section 1060 of the Code based upon the allocation of the purchase price of the GLAS Assets as set forth in this Agreement.

               4.4.      POST-CLOSING ADJUSTMENT.

                    4.4.1. CLOSING BALANCE SHEET. As promptly as practicable after the Closing Date (but in no event more than sixty (60) days after the Closing Date) (such date, the "Closing Financial Statements Delivery Date"), the Purchaser will prepare and deliver to Holding a balance sheet of GLAS as of the close of business on the day immediately preceding the Closing Date (the "Closing Balance Sheet"). The Closing Balance Sheet shall be accompanied by a certificate of the Vice President - Controller of the GLAS Business as constituted by the Purchaser as of such date to the effect that the Closing Balance Sheet present fairly, in accordance with GAAP and the accounting practices of GLAS applied on a basis consistent with the Financial Statements for the year ended December 31, 1998, the financial condition of GLAS as of the close of business on the day immediately preceding the Closing Date. The Closing Balance Sheet will be prepared in accordance with GAAP, applied on a basis consistent with the Financial Statements for the year ended December 31, 1998. Holding and a firm of independent public accountants designated by Holding ("Holding's Accountant") will be entitled to reasonable access during normal business hours to the relevant records and working papers of the GLAS Business as constituted by the Purchaser to aid in their review of the Closing Balance Sheet. The Closing Balance Sheet shall be deemed to be accepted by Holding and shall be conclusive for the purposes of the adjustment described in SECTIONS 4.4.2 and 4.4.3 hereof except to the extent, if any, that Holding or Holding's Accountant shall have delivered, within thirty (30) days after the date on which the Closing Balance Sheet is delivered to Holding, a written notice to Purchaser stating each and every item to which Holding takes exception, specifying in reasonable detail the nature and extent of any such exception (it being understood that any amounts not disputed as provided herein shall be paid promptly). If a change proposed by Holding is disputed by Purchaser, then Purchaser and Holding shall negotiate in good faith to resolve such dispute. If, after a period of thirty (30) days following the date on which Holding gives Purchaser notice of any such proposed change, any such proposed change still remains disputed, then Purchaser and Holding hereby agree that KPMG LLP (the "Accounting Firm") shall resolve any remaining disputes. The Accounting Firm shall act as an arbitrator to make a determination with respect to the issues that are disputed by the parties, based on presentations by Holding and Purchaser, and by independent review of the Accounting Firm if deemed necessary in the sole discretion of the Accounting Firm, which determination shall be limited to only those issues still in dispute. The decision of the Accounting Firm shall be final and binding and shall be in accordance with the provisions of this SECTION 4.4.1. The fees and expenses of the Accounting Firm, if any, shall be paid equally by Purchaser and Holding.
The date on which the Current Assets Amount is finally determined pursuant to this SECTION 4.4.1 is referred to hereinafter as the "DETERMINATION DATE."

                    4.4.2. In the event that there is a Deficiency with respect to the Current Assets Amount, Holding, GLAS and Americas shall pay to Purchaser, as an adjustment to the Purchase Price, an aggregate amount equal to the Deficiency. Any payments required to be made by Holding pursuant to this
SECTION 4.4.2 shall be made within ten (10) days of the Determination Date by wire transfer from the Escrow Amount of immediately available funds to an account designated by Purchaser.

                    4.4.3. In the event that there is a Surplus with respect to the Current Assets Amount, Parent and Purchaser shall pay to Holding or its designee, as an adjustment to the Purchase Price, an amount equal to the Surplus. Any payments required to be made by Purchaser pursuant to this
SECTION 4.4.3 shall be made within ten (10) days of the Determination Date by wire transfer of immediately available funds to an account designated by Holding.

          5.        CLOSING.

               5.1. The Closing shall take place at the offices of Milbank, Tweed, Hadley & McCloy LLP at 601 S. Figueroa Street, 30th Floor, Los Angeles, California 90017 on the Closing Date at 8:00 a.m., local time, or at such other time and place as shall be agreed upon by the parties hereto.

               5.2. Subject to the provisions of SECTION 8.9, at the Closing (i) GLAS will assign and transfer to the Purchaser all of its right, title and interest in and to the GLAS Assets (free and clear of all Liens), by delivery of the Bill of Sale, duly executed by GLAS, (ii) the Purchaser will assume from GLAS the due payment, performance and discharge of the Assumed Obligations by delivery of the Assumption Agreement, duly executed by the Purchaser, and the parties shall deliver the opinions, certificates and other contracts, documents and instruments required to be delivered by them, respectively, as set forth in SECTIONS 10 and 11.

               5.3. If, prior to the Closing, any of the GLAS Assets are destroyed or damaged or taken in condemnation, the insurance proceeds or condemnation award with respect thereto shall be a GLAS Asset. At the Closing, GLAS, Americas and Holding shall pay or credit to the Purchaser any such insurance proceeds or condemnation awards received by it on or prior to the Closing and shall assign to or assert for the benefit of the Purchaser all of its rights against any insurance companies, Governmental or Regulatory Authorities and others with respect to such damage, destruction or condemnation. As and to the extent that there is available insurance under policies maintained by GLAS, Americas and Holding or their respective Affiliates, predecessors and successors in respect of any Assumed Obligation, except for any such insurance proceeds with respect to which the insured is directly or indirectly self-insured or has agreed to indemnify the insurer, GLAS, Americas and Holding shall cause such insurance to be applied toward the payment of such Assumed Obligation. The provisions of this SECTION 5.3 shall not affect the right of the Purchaser not to close the transactions contemplated by this

Agreement if the condition to its obligations hereunder contained in SECTION
11.1 has not been fulfilled.

               5.4.      Time is of the essence of this Agreement.

          6.        REPRESENTATIONS AND WARRANTIES OF GLAS, AMERICAS AND
HOLDING.

          GLAS, Americas and Holding, jointly and severally, represent and warrant to the Purchaser as follows:

               6.1. HOLDING AND AMERICAS EXISTENCE AND GOOD STANDING. Each of Holding and Americas is a corporation duly organized, validly existing, and in good standing under the laws of Delaware, has the corporate power and authority to own, lease, and operate its properties and carry on its business as now being conducted by it, and is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction in which such qualification is necessary under the applicable law as a result of the conduct of its business or ownership or leasing of its properties, and in which failure to be so qualified or in good standing will have a material adverse effect on its business or properties (owned, leased, or operated).

               6.2. GLAS EXISTENCE AND GOOD STANDING. GLAS is a corporation duly organized, validly existing, and in good standing under the laws of Delaware and has the corporate power and authority to own, lease, and operate its properties and carry on its business as now being conducted by it. GLAS is duly qualified to do business as a foreign corporation and is in good standing, unless otherwise indicated, in each jurisdiction listed as such on
Schedule 6.2 attached hereto as of the date hereof.   As of the Closing Date,
GLAS will become duly qualified to do business as a foreign corporation and will be in good standing in each jurisdiction listed as such on Schedule 6.2 attached hereto.

               6.3.      BANK ACCOUNTS; POWERS OF ATTORNEY.   SCHEDULE 6.3 sets
forth (i) the name of each financial institution in which GLAS maintains an account or safe deposit box and the names of all persons authorized to draw thereon or have access thereto; and (ii) the names of all persons, if any, holding powers of attorney from GLAS and a summary statement of the terms thereof.

               6.4. CONDUCT OF BUSINESS. The GLAS Business as presently conducted is only conducted through GLAS and is not conducted through Holding or any other subsidiary of Holding or any other entity affiliated with Holding, Americas or GLAS.

               6.5. SUBSIDIARIES. GLAS has no subsidiaries and does not, directly or indirectly, own, or have any contract or agreement or understanding to acquire, any interest in or control any corporation, partnership, joint venture or other business association.

               6.6. CHARTER DOCUMENTS AND BY-LAWS. The copies of GLAS's, Americas' and Holding's (i) Certificate of Incorporation, as amended to date, and (ii) By-laws, as amended to date, that have been previously provided to the Purchaser are complete and correct in all respects, are in full force and effect, and none of GLAS, Americas or Holding is in violation of any of the provisions of its Certificate of Incorporation or By-laws.

               6.7. POWER AND AUTHORITY; AUTHORIZATION. Each of GLAS, Americas and Holding has full power and authority to enter into, execute and deliver this Agreement, and to perform its respective obligations hereunder.
The execution, delivery, and performance of this Agreement by GLAS, Americas and Holding, in accordance with the terms of this Agreement, have been duly authorized and approved by the Board of Directors and stockholder of GLAS and the respective Board of Directors of Holding and Americas and no other corporate approval of GLAS, Americas or Holding is required. This Agreement has been, and each of the Exhibits hereto and other documents required hereunder (if applicable) will be, on the Closing Date, duly executed and delivered by or on behalf of each of GLAS, Americas and Holding and are the legal, valid, and binding obligations of such entity in accordance with their respective terms, subject (as to the enforcement of remedies) to laws of general application relating to bankruptcy, insolvency and the relief of debtors and (as to the availability of equitable remedies) to the discretion of the equity tribunal having jurisdiction. GLAS is a wholly-owned direct subsidiary of Americas and a wholly-owned indirect subsidiary of Holding.

               6.8. NO VIOLATIONS. The execution, delivery, and performance of this Agreement and each of the Exhibits hereto and other documents required hereunder (if applicable) and consummation of any of the transactions contemplated hereby and herein by each of GLAS, Americas and Holding (i) will not violate (with or without the giving of notice or the lapse of time, or both) or require any registration, qualification, consent, approval, or filing under any regulation or Order binding on it (other than any required filings under the HSR Act or federal securities laws), and (ii) will not

                    (a) conflict with, require any consent or approval (other than as set forth in SECTION 6.9) under, result (with or without the giving of notice or the lapse of time or both) in the breach of any provision of, constitute a default under, result in the acceleration of the performance of its obligations under, cause or allow for the termination of, require GLAS, Americas or Holding to obtain any consent, approval or action of, or make any filing with or give any notice to any person as a result or under the terms of, or

                    (b) result (with or without the giving of notice or the lapse of time or both) in the creation of any claim or Lien upon GLAS, Americas, Holding, the GLAS Assets or the GLAS Business, pursuant to its certificate of incorporation or by-laws, any debt instrument, mortgage, deed of trust, license, permit, franchise, lease, contract, or other instrument or agreement to which such entity or any of its subsidiaries is a party or by which it is bound (other than such instruments the violation(s) of which can be cured at an aggregate immaterial cost or expense to such entity and, with or without being cured, will not prevent such entity from continuing its business in the ordinary course), or Order.

               6.9. APPROVALS REQUIRED. Except for any filing required under the HSR Act and except as set forth on SCHEDULE 6.9, no approval, authorization, consent, clearance, order or other action of, or filing (other than notice) with, any person, firm or corporation, or any court, administrative agency or other governmental authority, is required by GLAS, Americas or Holding in connection with the execution and delivery by it of this Agreement or the performance by it of the transactions described herein.

               6.10. TITLE TO PROPERTY AND RELATED MATTERS. On the date hereof, GLAS has, and on the Closing Date will have, good and marketable title to all of the GLAS Assets (other than assets listed on SCHEDULE 6.17 hereof, which shall be transferred to GLAS prior to the Closing to the extent required pursuant to SECTION 11.9 and assets subject to leases included in SCHEDULE 6.16 or SCHEDULE 6.20), of any kind or character, free and clear of all Liens, except those set forth in SCHEDULE 6.10, and all such assets and properties are reflected on the June 30 Balance Sheet (subject to dispositions or replacements occurring following June 30, 1999 and prior to Closing in the ordinary course of business). Except as set forth in such Schedules and except for matters that may arise in the ordinary course of business, GLAS's material assets and GLAS's use thereof conform in all respects to all applicable Regulations relating to their construction, use and operation, and are in good operating condition and repair, reasonable wear and tear excepted. To the best of the knowledge of Holding, Americas and GLAS, there does not exist any condition or agreement that materially interferes with the use of such material assets in the conduct of its business in the ordinary course. GLAS has no interest in real property other than as lessee of certain facilities pursuant to leases included on SCHEDULE
6.16 and in leasehold improvements included in the GLAS Assets.

               6.11. LICENSES; TRADEMARKS; TRADE NAMES. SCHEDULE 6.11 contains a true and complete list and brief description of all licenses, registered trademarks, registered trade names, registered service marks, copyrights, patents or applications for any of the foregoing, and all other proprietary rights required or used in the GLAS Business, other than licenses to use "off-the-shelf" commercial software included with the equipment that constitute part of the GLAS Assets (none of which licenses are material).
Except as listed on such Schedule and such licenses to use "off-the-shelf" commercial software, no license, trademark, trade name, service mark, copyright, is required or used in the GLAS Business, and there is no restriction on the transfer thereof.

               6.12.     [INTENTIONALLY OMITTED]

               6.13. FINANCIAL STATEMENTS. The financial statements of GLAS attached hereto as SCHEDULE 6.13 (including the audited financial statements of GLAS for the year ended December 31, 1998) (and the financial statements to be delivered pursuant to SECTION 8.3, when delivered, will be) accurate and complete in all material respects and fairly present (and, to the extent applicable, its predecessor's) financial position of GLAS, as the case may be, as at the dates set forth therein and the results of its operations for the periods reflected therein. All such audited financial statements have been prepared in conformity with GAAP applied on a basis consistent with that of prior periods (except as specifically indicated on such Schedule), and all such unaudited financial statements have been prepared in conformity with GAAP applied on a basis consistent with that of prior periods (except as specifically indicated on such Schedule), except that such unaudited financial statements do not contain footnotes and contain reasonable estimates, subject to adjustment, of accruals, deferrals, and reserves consistent with past practices. Without limiting the generality of the foregoing, such financial statements do not contain any untrue statement of a material fact or omit to state any material fact necessary to make such financial statements not misleading. GLAS has always used the fiscal year ending December 31 as its taxable year. No representation or warranty is made with respect to financial projections concerning the operations of GLAS which GLAS, Americas and Holding have previously delivered to the Purchaser. Holding, Americas and GLAS have maintained the books and records of GLAS in a manner sufficient to permit preparation of financial statements in accordance with GAAP. The foregoing financial statements, including the notes thereto, have been prepared from the books and records of GLAS and are in all material respects in accordance with the books and records of Holding, Americas and GLAS.

               6.14. ACCOUNTS RECEIVABLE. The accounts receivable included in the GLAS Assets have arisen from bona fide sales transactions by GLAS in the ordinary course of business consistent with past practices.

               6.15. UNDISCLOSED LIABILITIES. Except as disclosed in the financial statements referred to in SECTION 6.13, as of the dates referred to in such financial statements GLAS has no liabilities or obligations of any kind, whether accrued, absolute, contingent or otherwise, and whether or not required to be disclosed on or reserved against a balance sheet prepared in conformity with GAAP, and since the date of the last such financial statement, GLAS has incurred no such liability or obligation other than (i) as set forth on SCHEDULE 6.15, (ii) in the ordinary course of business and in amounts consistent with historic business operations, and (iii) liabilities which, individually or in the aggregate, are not material to the GLAS Business.

               6.16.     FACILITIES.

                    (i)    FACILITIES.  GLAS does not own any real property.
SCHEDULE 6.16 contains a complete and accurate description of the following terms of all Facility Leases: (a) a general description of the leased property,
(b) the term thereof, (c) the applicable rent, and (d) any requirements for the consent of third parties to assignments thereof. All Facility Leases are valid, binding and enforceable in accordance with their terms and are in full force and effect. Except as set forth in SCHEDULE 6.16, no event exists which (whether with or without notice, lapse of time or both or the happening or occurrence of any other event) would constitute a default thereunder on the part of GLAS which would terminate or cause a material liability under any Facility Leases; and, to the knowledge of GLAS, there exists no occurrence of any event which (whether with or without notice, lapse of time or both or the happening or occurrence of any other event) would constitute a default thereunder by any other party.
GLAS, Americas and Holding have delivered true and correct copies of the Facility Leases to the Purchaser prior to the date hereof.

                    (ii) ACTIONS. There are no pending condemnation proceedings, administrative proceedings or other actions against GLAS with respect to any of the Facility Leases, or, to the knowledge of Holding, Americas and GLAS, pending or threatened condemnation proceedings, administrative proceedings or other actions with respect to any of the Facility Leases.

                    (iii) LEASES OR OTHER AGREEMENTS. Except for Facility Leases listed in SCHEDULE 6.16, GLAS has not entered into any leases, subleases, licenses, occupancy agreements, options, rights, concessions or other agreements or arrangements written or oral, with respect to the areas of facilities or real property leased to GLAS used in connection with the GLAS Business.

                    (iv) FACILITY LEASES AND LEASED REAL PROPERTY. With respect to each Facility Lease, GLAS enjoys peaceful and undisturbed possession of all the real property it leases, subject to the rights of the fee owners and the terms of the Facility Leases, and GLAS has performed all the obligations required to be performed by it through the date hereof.

                    (v) CERTIFICATE OF OCCUPANCY. GLAS has received all required approvals of governmental authorities (including permits and a certificate of occupancy or other similar certificate permitting lawful occupancy by GLAS of the Leased Facilities) required in connection with GLAS's operation of the Leased Facilities.

                    (vi) UTILITIES. All of the Leased Facilities are supplied with utilities (including water, sewage, disposal, electricity and telephone) and other services necessary for the operation of the Leased Facilities as currently operated, and, to the knowledge of Holding, Americas and GLAS, there is no condition which could be reasonably expected to result in the termination of any such utility services.

                    (vii) IMPROVEMENTS, FIXTURES AND EQUIPMENT. None of the leasehold improvements is subject to any commitment or other arrangement for their sale or use by an Affiliate of Holding, Americas or GLAS, or any third party that would materially interfere with the use thereof.

                    (viii) NO SPECIAL ASSESSMENT. None of Holding, Americas and GLAS has received notice of any special assessment relating to any of the Leased Facilities or any portion thereof and, to the knowledge of Holding, Americas and GLAS, there is no pending or threatened special assessment with respect thereto.

               6.17. GLAS ASSETS. SCHEDULE 1.1 contains an accurate list of each of the GLAS Assets with a current book value in excess of $1,000. Except as disclosed on SCHEDULE 6.17, the GLAS Assets include all assets necessary for the conduct of the GLAS Business as presently being conducted.

               6.18.       MATERIAL ADVERSE CHANGE.  Except as set forth in
SCHEDULE 6.18 or the SEC Filed Material, or as otherwise reflected herein, since March 31, 1999, the GLAS Business has been operated in the ordinary course and there has not been:

                    (i) Any actual or, to the knowledge of Holding, Americas and GLAS, any threatened, material adverse change in the business, condition (financial or otherwise), results of operations, prospects, properties, assets or liabilities of GLAS, except for the general effects of present economic conditions or conditions affecting the freight forwarding industry generally;

                    (ii) Any material damage, destruction or casualty loss (whether or not covered by insurance) affecting GLAS, the GLAS Assets, properties, operations or business (present or prospective);

                    (iii) Any statute, rule, regulation or order adopted (including orders of regulatory authorities with jurisdiction over GLAS or its business) that materially and adversely affects GLAS, the GLAS Assets or the GLAS Business, other than any statute, rule, regulation or order affecting the freight forwarding industry generally;

                    (iv) Any increase in, or commitment to increase, the wage, salary, commissions, bonus, employee benefit rate or other compensation payable by GLAS or to become payable by GLAS to any of GLAS's employees other than increases made in the ordinary course of business consistent with past practices; PROVIDED, HOWEVER, that this paragraph shall not restrict or limit GLAS in any way from hiring additional personnel who are required for its operations in the usual course of business consistent with past practices;

                    (v)    Any Lien placed on any of the GLAS Assets;

                    (vi) Any sale, assignment, transfer, lease, disposition of, or agreement to sell, assign, transfer, lease, or dispose of, any of the GLAS Shares or the GLAS Assets, except for dispositions of personal property in the ordinary course of business and the merger of GLAS into Americas between the date hereof and the Closing as contemplated by the second proviso to
SECTION 8.2(i) hereof;

                    (vii) Any acquisition or lease by GLAS of any assets or property of any other party except for supplies in the ordinary course of business and acquisitions of personal property in the ordinary course of business;

                    (viii) Any entering into of any collective bargaining agreement or commitment by GLAS or any liability incurred by GLAS to any labor organization or other material change in employee relations;

                    (ix) Any capital expenditure by GLAS in excess of $100,000 or outside the ordinary course of business;

                    (x) Any change by GLAS in the nature of its business or its methods, principles or practices of accounting;

                    (xi) To the knowledge of Holding, Americas and GLAS, the loss by GLAS, or any pending or threatened loss by GLAS, of any supplier(s), vendor(s), customer(s) or employee(s), which loss (individually or in the aggregate) has had or is reasonably expected to have a material adverse effect on GLAS's financial condition, results of operation or prospects;

                    (xii) (a) Any Indebtedness in an aggregate principal amount exceeding $250,000 incurred by GLAS with respect to the conduct of the GLAS Business other than Indebtedness owed to Holding or any subsidiary of Holding, or (b) any voluntary purchase, cancellation, prepayment or complete or partial discharge in advance of a scheduled payment date with respect to, or waiver of any right of GLAS under, any Indebtedness of or owing to GLAS with respect to the conduct of the GLAS Business other than Indebtedness owed to Holding or any subsidiary of Holding.

                    (xiii) Any declaration or payment of any dividend in respect of the GLAS Shares or other payment to the stockholders of GLAS in their capacity as such.

                    (xiv) Any entering into, any amendment, modification, termination (partial or complete) or granting of a waiver under or giving any consent with respect to (a) any Contract which is required (or had it been in effect on the date hereof would have been required) to be disclosed pursuant to
SECTION 6.20 or (b) any License included on SCHEDULE 6.20.

                    (xv) Any other events or conditions of any character that may reasonably be expected to have a material adverse effect on GLAS or its business or financial condition, except for any event, circumstance or market condition occurring as a result of general economic or financial conditions or other developments which are not unique to GLAS but also affect other persons who participate or are engaged in the lines of business in which GLAS participates or is engaged.

                    (xvi) Any agreements or commitments to do any of the foregoing.

               6.19. TAX MATTERS. GLAS, Americas and Holding have filed (or will timely file) all Tax Returns required to be filed by applicable law (either separately or as part of a consolidated, combined or unitary group) with respect to the GLAS Business or GLAS's earnings and assets for periods ending on or prior to the time and date of the Closing. All such Tax Returns were (and, as to Tax Returns not filed as of the date hereof, will be) true, complete and correct and filed on a timely basis. GLAS, Americas and Holding have paid all Taxes that are due, or claimed or asserted by any taxing authority to be due from Holding, Americas and GLAS for the periods covered by the Tax Returns filed by GLAS, Americas or Holding. GLAS, Americas and Holding have established (and until the Closing Date will maintain) on their books and records reserves adequate to pay all Taxes not yet due and payable in respect of operations and transactions through the time and date of the Closing. There are no Tax Liens upon the assets of GLAS except Liens for Taxes not yet due. Holding, Americas and GLAS have complied (and until the Closing Date will comply) with all applicable laws, rules, and regulations relating to the payment and withholding of Taxes (including withholding and reporting requirements under Code Sections 1441 through 1464, 3401 through 3406, 6041 and 6049 and similar provisions under any other laws) and have, within the time and in the manner prescribed by law, withheld from employee wages and paid over to the proper Governmental and Regulatory Authorities all required amounts. No audits or other administrative proceedings or court proceedings are presently pending with regard to any Taxes or Tax Returns of Holding, Americas or GLAS that relate to the GLAS Business, or GLAS's earnings or assets. Holding, Americas and GLAS have made available (or, in the case of Tax Returns to be filed on or before the Closing Date, will make available) to the Purchaser complete and accurate copies of all Tax Returns filed by or on behalf of GLAS for all axable years ending on or prior to the Closing Date with respect to the GLAS Business, or GLAS's earnings and assets. There is no issue raised with respect to the GLAS Business by any Tax authority in writing that, if determined adversely, would result in the assessment of any deficiency for a Tax or interest or penalties in connection therewith. None of GLAS, Americas and Holding has agreed to any extension of the statute of limitations in connection with any Tax matter.

               6.20. AGREEMENTS AND AUTHORIZATIONS. SCHEDULE 6.20 contains a true and complete list and brief description of all written or oral contracts, agreements, mortgages, obligations, understandings, arrangements, restrictions, and other instruments ("Contracts") to which GLAS is a party or by which GLAS or its assets may be bound involving required payments in excess of $150,000 by GLAS in any consecutive 12-month period. SCHEDULE 6.20 also contains a true and complete list of all licenses, permits, authorizations, franchises and agency arrangements necessary to operate the GLAS Business as heretofore operated ("Licenses"), except for such Licenses which, if not obtained, would not materially and adversely affect the GLAS Business. True and correct copies of all items set forth on such Schedule have been made available to the Purchaser. Except as disclosed on such Schedule, each such Contract and License is valid, binding in full force and effect. No event has occurred which would constitute (whether with or without notice, lapse of time or the happening or occurrence of any other event) a material default by GLAS under any of the Contracts or Licenses set forth in such Schedule. There is no material default by the other parties to such Contracts or Licenses.

               6.21. COMPLIANCE; GOVERNMENTAL AUTHORIZATIONS. Except as set forth on SCHEDULE 6.21: (i) GLAS has heretofore complied with and is in compliance with all Regulations and Orders which, if not complied with, would materially and adversely affect the GLAS Business; (ii) GLAS has all federal, state, local and foreign governmental Licenses which if not obtained would materially and adversely affect the GLAS Business; and (iii) such Licenses are in full force and effect. None of GLAS, Americas and Holding knows of any violation of any such Licenses which is expected to materially and adversely affect the GLAS Business. No proceedings are pending or, to the knowledge of Holding, Americas and GLAS, threatened to revoke or limit the use of such Licenses.

               6.22. LITIGATION. Except as set forth in SCHEDULE 6.22, there is no Order, and there are no actions, suits, claims, or legal, administrative or arbitration proceedings, or to the knowledge of Holding, Americas and GLAS, investigations, against Holding, Americas or GLAS with respect to or affecting or which may be reasonably expected to affect the GLAS Assets or the GLAS Business, whether at law or in equity, or before or by any federal, state, municipal, local or foreign courts, tribunals, arbitrations or other governmental department, commission, board, bureau, agency or instrumentality, which (i) could reasonably be expected to result in the issuance of an Order restraining, enjoining or otherwise prohibiting or making illegal the closing of any of the transactions contemplated by this Agreement or which could be reasonably be expected to have a material adverse effect on the validity and enforceability of this Agreement or the ability of Holding, Americas and GLAS to perform their obligations hereunder or otherwise result in a material diminution of the benefits contemplated by this Agreement to the Purchaser, or (ii) if determined adversely to GLAS, Americas or Holding, as applicable, could reasonably be expected to result in (a) any injunction or other equitable relief that would interfere with the GLAS Business or (b) individually or in the aggregate in respect of other such actions or proceedings, damages, fines, fees, penalties and other costs by GLAS exceeding $50,000 that are not insured. None of GLAS, Americas and Holding knows of a threat of, or any fact, circumstances or other basis for, any such action, suit, claim, investigation or proceeding. Except as set forth in SCHEDULE 6.22, GLAS is not in default with respect to or subject to any Order and there are no unsatisfied judgments against GLAS or the GLAS Assets. To the knowledge of Holding, Americas and GLAS, there is no reasonable likelihood of a determination adverse to GLAS in any pending actions, suits, claims, investigations or legal, administrative or arbitration proceedings that would have a material adverse effect on the GLAS Business. GLAS, the GLAS Assets and the GLAS Business are not subject to any Order.

               6.23. INSURANCE. Attached hereto as SCHEDULE 6.23 is a list of all insurance policies of GLAS setting forth the name of the insurer, a description of the policy, the amount of coverage, the amount of the premium and the expiration date of the policy. All of GLAS's insurable properties and assets are insured with reputable and financially sound insurers, and have been consistently insured since the date on which GLAS acquired such assets, for GLAS's benefit, under such policies of fire, casualty, and other insurance as are customarily obtained to cover comparable properties and assets by businesses in the region in which such properties and assets are located, in amounts, scope and coverage which are adequate, customary and reasonable in light of existing conditions. Each insurance policy relating to the insurance referred to in this
Section is valid and enforceable. GLAS has not failed to give any notice or to present any claim under any insurance policy in a due and timely fashion, nor has it permitted a lapse in any of its insurance policies at any time since its incorporation.

               6.24. BANKRUPTCY. None of GLAS, Americas and Holding has any knowledge or expectation that any petition for relief will be filed by GLAS, Americas or Holding or any case commenced against either of them under the Bankruptcy Code or any similar federal or state statute, and none of GLAS, Americas and Holding has applied for or consented to the appointment of, or taking of possession by, a receiver, custodian, trustee or liquidator of itself or any of their respective properties or made a general assignment for the benefit of creditors.

               6.25. EMPLOYEES. Neither GLAS nor any of its employees is subject to any confidentiality, non-competition or labor agreement or collective bargaining agreement; no petition for certification or union election is pending with respect to the employees of GLAS, to the knowledge of GLAS, Holding or Americas; no union or collective bargaining representative has sought such certification or recognition with respect to the employees of GLAS at any time during the past three years; and, to the knowledge of Holding, Americas and GLAS, there has been no agreement or commitment to do or enter into any of the foregoing. There is no labor strike or labor disturbance pending or threatened against GLAS nor is any grievance currently being asserted. GLAS is not currently engaging, and has not engaged, in any unfair labor practice. There is no unfair labor practice charge or complaint against GLAS pending before the National Labor Relations Board or any other domestic or foreign governmental agency and, to the knowledge of Holding, Americas or GLAS, there are no facts or information that could give rise thereto. Except as set forth on SCHEDULE 6.25, GLAS has not entered into any written or oral employment agreement or become obligated under any other document, policy or practice which gives to any person a right to employment for a fixed term or compensation in a fixed amount, including severance payments. SCHEDULE 6.25 also includes accurate and complete copies of all written and detailed descriptions of all oral employment arrangements disclosed on such Schedule. To the knowledge of Holding, Americas and GLAS, all of GLAS's employees required to be authorized by the United States Immigration and Naturalization Service to work in the United States are so authorized, and GLAS has made a good faith effort to comply with all verification requirements of the United States Immigration and Naturalization Service with respect to such authorization to work in the United States. GLAS is neither in breach of, nor has taken any action which would constitute a breach of, any oral or written agreements or understandings respecting employment. All obligations of GLAS, whether arising by operation of law, by contract, by past custom or practice or otherwise, with respect to salaries, vacation pay, holiday pay, bonuses and other forms of compensation which were payable to its officers, directors or employees as of the date hereof (including all required and due taxes, insurance and withholding thereon) have been paid as of the date hereof. GLAS's relationship with its employees is good, and, as of the date hereof, none of Holding, Americas and GLAS has received any information which would lead it to believe that a material number of GLAS's employees will or may cease to be employees of GLAS prior to the Closing. GLAS has received no written notice of any investigation of any federal, state or local agency responsible for the enforcement of labor or employment laws to conduct an investigation with respect to or relating to GLAS that could be reasonably expected to have a material adverse effect on the GLAS Assets or the GLAS Business and no such investigation is known to be in progress. GLAS is in compliance with all applicable laws respecting employment and employment practices, terms and conditions of employment and wages and hours except for such failures to be in compliance as would not reasonably be expected to have a material advere effect on the GLAS Business. There have been no resignations or terminations of employment of any of GLAS's key officers or employees nor does GLAS, Americas or Holding know of any pending or threatened resignations or terminations of employees that would have a material adverse effect on the GLAS Business.

               6.26.       EMPLOYEE BENEFIT PLANS.

                    (i) Except as set forth on SCHEDULE 6.26, GLAS does not sponsor nor is it a party to (a) any employee benefit plan (as defined in Section 3(3) of ERISA), (b) any employee welfare benefit plan (as defined in
Section 3(1) of ERISA), (c) any employment contract, written or unwritten or,
(d) any other bonus, incentive compensation, deferred compensation, pension, profit sharing, stock purchase, stock option, stock appreciation, phantom stock, leave of absence, layoff, vacation, day or dependent care, legal services, cafeteria, life, health, disability, worker compensation, severance or other employee benefit plan, practice, policy or arrangement of any kind, whether written or oral. All such employee benefit plans, employee welfare plans, arrangements and employment contracts which GLAS does sponsor or is a party to are hereafter collectively referred to as "Employee Benefit Plans." GLAS has not scheduled or agreed upon future increases of benefit levels (or the creation of new benefits) with respect to any Employee Benefit Plan, and no such increases or benefits have been proposed or made the subject of representations to GLAS employees under circumstances which make it reasonable to expect that such increases or benefits will be granted.

                    (ii) With respect to each Employee Benefit Plan, GLAS has delivered to Purchaser correct and complete copies, including amendments, of the following (to the extent applicable): (a) the current and most recent prior Employee Benefit Plan and contract documents (including any related trust agreements, service provider agreements, insurance contracts, or agreements with investment managers), (b) the current and most recent prior Summary Plan Descriptions or similar descriptions of Employee Benefit Plans not subject to ERISA, (c) the two most recently filed Form 5500s and schedules thereto, (d) the two most recent IRS determination letters, (e) the two most recent allocation or actuarial reports and (f) any employee handbook(s) which refer to such Employee Benefit Plan.

                    (iii) The assets of GLAS are not subject to any Liens under ERISA or the Code, and no event has occurred, and no condition exists, which would subject GLAS or its assets to a future liability or Lien on account of any Controlled Group Benefit Plan. A Controlled Group Benefit Plan means any Employee Benefit Plan which GLAS or any entity which must be considered together with GLAS under Code Section 414(b), (c), (m) or (o) (a "Plan Affiliate"), now maintains or contributes to or ever maintained or contributed to.

                    (iv) No Employee Benefit Plan is or at any time was subject to Title IV of ERISA, nor has GLAS ever sponsored or contributed to any plan that at any time was subject to Title IV of ERISA. No event has occurred and there exists no condition or circumstances in connection with any Employee Benefit Plan or any Controlled Group Benefit Plan under which GLAS or any Plan Affiliate, directly or indirectly (through any indemnification agreement or otherwise), could reasonably be expected to be subject to any risk of material liability under Section 409 of ERISA, Section 502(i) of ERISA, Title IV of ERISA or Section 4975 of the Code.

                    (v) Each Employee Benefit Plan is, and has at all times been, administered and operated in material compliance with its terms and applicable law, including without limitation the Code and ERISA and with all other applicable laws, regulations, orders and prohibited transactions exemptions. Each Employee Benefit Plan which GLAS currently sponsors or contributes to can be amended or terminated at any time without liability to GLAS.

                    (vi) GLAS has performed all obligations required to be performed by it with respect to each Employee Benefit Plan under any law or by the terms of each such Plan. Contributions and other payments required to be made by GLAS to any Employee Benefit Plan ending before, at, or within the calendar year containing the Closing Date have been made or reserves adequate for such contributions or payments have been or will be set aside therefore and have been or will be reflected in financial statements of GLAS in accordance with GAAP. There are no material outstanding liabilities of any Employee Benefit Plan (other than routine benefit claims made in the ordinary course).

                    (vii) There are no actions, investigations or claims of any kind (other than routine benefit claims made in the ordinary course) pending or, to the knowledge of Holding, Americas and GLAS, threatened, with respect to any Employee Benefit Plan. There have been no audits or investigations of any Employee Benefit Plan by any governmental agency except as set forth on SCHEDULE
6.26. There are no pending or threatened claims by or on behalf of any Employee Benefit Plan, by any person covered thereby, or otherwise, which allege violations of law and which could reasonably be expected to result in liability on the part of the Purchaser.

                    (viii) Each Employee Benefit Plan that is intended to constitute a qualified plan under Section 401(a) of the Code is, and has at all times been, qualified in form and operation under Section 401(a) and is the subject of a favorable determination letter from the IRS.

                    (ix) Except as required by ERISA Sections 601-608, no Employee Benefit Plan provides health, medical or similar benefits to retirees or other former employees or their beneficiaries.

                    (x) The closing of the transactions contemplated by this Agreement will not (i) entitle any current or former employee of GLAS to severance pay or any other payment (including parachute payments) from GLAS, except as expressly provided in this Agreement, or (ii) accelerate the time of payment or vesting or funding or increase the amount of compensation due any such employee except as expressly provided in this Agreement.

                    (xi) Except as set forth on SCHEDULE 6.26, no loan is outstanding between GLAS and any employee of GLAS. No employer securities, employer real property or other employer property is included in the assets of any Employee Benefit Plan.

                    (xii) Each Employee Benefit Plan covers only employees (or former employees or beneficiaries) of GLAS, so that the transactions contemplated by this Agreement will require no spin-off of assets and liabilities or other division or transfer of rights with respect to any such plan.

                    (xiii) All categories of earned and unpaid bonuses or other similar payments to employees of GLAS pursuant to the Employee Benefit Plans, and the date on which such bonuses are due or scheduled to be paid, are set forth on SCHEDULE 6.26, and GLAS has made adequate reserve and has sufficient cash resources for payment of such bonuses as and when they become due.

               6.27.       ENVIRONMENTAL.

                    6.27.1. GLAS has operated its business and maintained its assets (owned or leased) in compliance with all applicable environmental laws and regulations in all material respects, and no order has been issued, claim made or, to the knowledge of Holding, Americas and GLAS, threatened in respect of any environmental matter. All environmental reports directed to or obtained by GLAS, that are in the possession of GLAS, Holding or Americas, relating to the GLAS Business have been disclosed to the Purchaser.

                    6.27.2. GLAS has obtained all Licenses which are required under applicable Environmental Laws in connection with the conduct of the business or the GLAS Assets. Each of such Licenses is in full force and effect. GLAS has conducted the business in compliance in all material respects with the terms and conditions of all such Licenses and with any applicable Environmental Law. In addition, except as set forth in SCHEDULE 6.27:

                    (i) No order has been issued, no Environmental Claim has been filed, no penalty has been assessed and no investigation or review is pending or, to the knowledge of Holding, Americas and GLAS, threatened by any Governmental or Regulatory Authority with respect to any alleged failure by GLAS to have any License required under applicable Environmental Laws in connection with the conduct of the business or with respect to any generation, treatment, storage, recycling, transportation, discharge, disposal or Release of any Hazardous Material in connection with the business, and, to the knowledge of Holding,

Americas and GLAS, there are no facts or circumstances in existence which could reasonably be expected to form the basis for any such order, Environmental Claim, penalty or investigation.

                    (ii) GLAS does not own, operate or lease a treatment, storage or disposal facility on any of the real property occupied by GLAS requiring a permit under the Resource Conservation and Recovery Act, as amended, or under any other comparable state or local law; and, without limiting the foregoing, (a) no polychlorinated biphenyl is present, (b) no asbestos or asbestos-containing material is present, (c) there are no underground storage tanks or surface impoundments for Hazardous Materials, active or abandoned, and
(d) no Hazardous Material has been Released in a quantity reportable under, or in violation of, any Environmental Law or otherwise Released, in the cases of clauses (a) through (d), at, on or under any such real property during any period that GLAS owned, operated or leased such property.

                    (iii) No Hazardous Material generated in connection with the operation of the business has been recycled, treated, stored, disposed of or Released by GLAS at any location.

                    (iv) No oral or written notification of a Release of a Hazardous Material in connection with the operation of the business has been filed by or on behalf of GLAS, and no site or facility now or previously owned, operated or leased by GLAS on any of the real property is listed or proposed for listing on the NPL, CERCLIS or any similar state or local list of sites requiring investigation or clean-up.

                    (v) No Liens have arisen under or pursuant to any Environmental Law on any site or facility owned, operated or leased by GLAS on any of the real property, and no federal, state or local Governmental or Regulatory Authority action has been taken or, to the knowledge of Holding, Americas and GLAS, is in process that could subject any such site or facility to such Liens, and GLAS would not be required to place any notice or restriction relating to the presence of Hazardous Materials at any such site or facility in any deed to the real property on which such site or facility is located.

                    (vi) There have been no environmental investigations, studies, audits, tests, reviews or other analyses conducted by, or that are in the possession of, GLAS, Americas, or Holding in relation to any site or facility now or previously owned, operated or leased by GLAS on any of the real property which have not been delivered to the Purchaser prior to the execution of this Agreement. To the knowledge of GLAS, Americas and Holding, there are no present or past events, facts, conditions, activities, practices, incidents, actions or plans which may interfere with or prevent compliance by GLAS with requirements, conditions, restrictions or stipulations of Environmental Laws affecting GLAS, the GLAS Assets and the GLAS Business (except such noncompliance as could not be reasonably expected to have a material adverse effect on the GLAS Business), or which may give rise to any common law or statutory liability under Environmental Laws or form the basis of any Environmental Claim against GLAS or the Purchaser, assuming the Purchaser complies with all Environmental Laws, that could reasonably be expected to have a material adverse effect on the GLAS Business.

               6.28.       BUSINESS RELATIONSHIPS.

                    6.28.1. Except as set forth on SCHEDULE 6.28, to the knowledge of Holding, Americas and GLAS, GLAS's relationships with its suppliers, vendors, representatives and customers is satisfactory, and to the knowledge of Holding, Americas and GLAS, there is no occurrence which, with or without the giving of notice or the lapse of time or both, would constitute a default under any agreement or arrangement with any such party or would adversely affect GLAS's relationship with any such party so as to have a material adverse effect on the business, operations, or condition (financial or otherwise) of GLAS, and since March 31, 1999, there have been no material adverse changes in pricing or material adverse changes in volume of business in the aggregate.

                    6.28.2. None of GLAS, Americas and Holding has received any written notice, nor does GLAS, Americas or Holding have any reason to believe, that any of the 25 largest customers of GLAS for 1998 (i) has ceased, or will cease, to use the services of GLAS, (ii) has substantially reduced or will substantially reduce, the use of GLAS's services, or (iii) has sought, or is seeking, to materially reduce the price it will pay for GLAS's services, as of the date of this Agreement.

                    6.28.3. None of GLAS, Americas and Holding has received any written notice that any supplier of transportation services (other than ground transportation suppliers) or supplier of ground handling services for which GLAS is not able to obtain substantially equivalent services on substantially the same, or no less favorable, price and terms to GLAS from another supplier, that the supplier providing such notice (i) has ceased, or will cease, to provide services to GLAS, (ii) has substantially reduced or will substantially reduce the quality or quantity of the services it provides to GLAS, or (iii) has sought or is seeking, a material increase in the price of its services to GLAS, in each case the effect of which could reasonably be expected to have a material adverse effect on the GLAS Business.

               6.29. KNOWLEDGE OF ADVERSE CONDITIONS. To the knowledge of Holding, Americas and GLAS, there are no present or future conditions, state of facts or circumstances which have affected or may in the aggregate have a material adverse effect upon the business or prospects of GLAS taken as a whole, except for the general effects of present economic conditions or conditions affecting the freight forwarding industry generally.

               6.30. YEAR 2000. To the knowledge of GLAS, the computer systems owned by GLAS (including without limitation all software, hardware, workstations and related components, automated devices, embedded chips and other date sensitive equipment such as security systems, alarms, elevators and HVAC systems) are Year 2000 Compliant or will be Year 2000 Compliant or replaced, if necessary, by December 31, 1999 except where such failure could not reasonably be expected to have a material adverse effect on the GLAS Business. The term "Year 2000 Compliant" as used herein means, with respect to an entity, that the computer systems of such entity (1) are capable of recognizing, processing, managing, representing, interpreting and manipulating correctly date related data for dates earlier and later than January 1, 2000, including, but not limited to, calculating, comparing, sorting, storing, tagging and sequencing, without resulting in or causing logical or mathematical errors or inconsistencies in any user-interface functionalities or otherwise, including data input and retrieval, data storage, data fields, calculations, reports, processing, or any other input or output, (2) have the ability to provide date recognition for any data element (including, but not limited to, date-related data represented without a century designation, date-related data whose year is represented by only two digits and date fields assigned special values), (3) have the ability to correctly interpret data, dates and time into and beyond the year 2000, (4) have the ability not to produce noncompliance in existing information, nor otherwise corrupt such data into and beyond the year 2000,
(5) have the ability to correctly process after January 1, 2000 data containing dates before that date, and (6) have the ability to recognize all "leap years," including February 29, 2000, each to the extent necessary for the proper conduct of the business of such entity taken as a whole. GLAS has made contingency plans in the event that its computer systems are not able to interface with computer systems that are not Year 2000 Compliant. GLAS has inquired of all such third parties whose failure to be Year 2000 Compliant would be materially or significantly adverse to GLAS or the GLAS Business, and all such third parties have represented that they are Year 2000 Compliant or will be Year 2000 Compliant by December 31, 1999.

               6.31. ACCURACY OF REPRESENTATIONS. All representations and warranties with respect to GLAS, Americas and Holding are true and correct as of the date hereof. This Agreement does not contain, and no statement contained in the Schedules or in any certificate, list or writing furnished by or on behalf of GLAS, Americas or Holding to the Purchaser pursuant to any provision of this Agreement contains, any untrue statement of a material fact with respect to GLAS, Americas or Holding or omit to state any material fact with respect to GLAS, Americas or Holding necessary to make the statements contained herein or therein not misleading. All matters and facts known to GLAS, Americas and Holding that are material to the GLAS Assets and GLAS Business (other than the general effects of present economic conditions or conditions affecting the freight forwarding industry generally) have been disclosed to the Purchaser.

               6.32. AFFILIATE TRANSACTIONS. Except for such matters as are disclosed or the impacts of which are otherwise reflected in the financial statements referred to in SECTION 6.13 or, to the extent such transactions have arisen following June 30, 1999, such matters as would be disclosed or the impacts of which would otherwise be reflected in financial statements covering such subsequent periods and except as disclosed on SCHEDULE 6.32, (i) neither Holding nor Americas nor any officer, director or Affiliate of GLAS or Americas or Holding provides, directly or indirectly, any assets, services or facilities used or held for use in connection with the GLAS Business, and (ii) the GLAS Business does not provide, directly or indirectly, any assets, services or facilities to Holding or Americas or any such officer, director or Affiliate thereof.

          7.        REPRESENTATIONS AND WARRANTIES OF THE PURCHASER.

          The Parent and the Purchaser, jointly and severally, represent and warrant to GLAS, Americas and Holding as follows:

               7.1. PARENT EXISTENCE AND GOOD STANDING. The Parent is a corporation duly organized, validly existing, and in good standing under the laws of Delaware, and has the corporate power and authority to own, lease, and operate its properties and carry on its business as now being conducted by it.

               7.2. PURCHASER EXISTENCE AND GOOD STANDING. The Purchaser is a corporation duly organized, validly existing, and in good standing under the laws of Delaware, and has the corporate power and authority to own, lease, and operate its properties and carry on its business as now being conducted by it.

               7.3. POWER AND AUTHORITY; AUTHORIZATION. The Parent and the Purchaser each have full power and authority to enter into, execute and deliver this Agreement, and to perform each of their respective obligations hereunder. The execution, delivery, and performance of this Agreement by the Parent and the Purchaser, in accordance with the terms of this Agreement, have been duly authorized and approved by the board of directors of the Parent and the board of directors of the Purchaser and no other approval of the Purchaser, the Parent or their respective stockholders is required. This Agreement has been, and each of the Exhibits hereto and other documents required hereunder (if applicable) will be, on the Closing Date, duly executed and delivered by or on behalf of the Parent and the Purchaser and are the legal, valid, and binding obligations of the Parent and the Purchaser in accordance with their respective terms, subject (as to the enforcement of remedies) to laws of general application relating to bankruptcy, insolvency and the relief of debtors and (as to the availability of equitable remedies) to the discretion of the equity tribunal having jurisdiction.

               7.4. NO VIOLATIONS. The execution, delivery, and performance of this Agreement by the Parent and the Purchaser (i) will not violate (with or without the giving of notice or the lapse of time, or both) or require any registration, qualification, consent, approval, or filing under (except as set forth in SECTION 7.5), any law, ordinance or regulation binding on either the Parent or the Purchaser (other than any required filings under the HSR Act) and (ii) will not

                    (a) conflict with, require any consent or approval under, result in the breach of any provision of, constitute a default under, result in the acceleration of the performance of their respective obligations under, cause or allow for the termination of, or

                    (b) result in the creation of any claim or Lien upon any of its properties, assets, or businesses, pursuant to their respective certificates of incorporation or by-laws, any debt instrument, mortgage, deed of trust, license, permit, franchise, lease, contract, or other instrument or agreement to which the Parent or the Purchaser is a party or by which either is bound (other than such instruments the violation(s) of which can be cured at an aggregate immaterial cost or expense to such entity and, with or without being cured, will not prevent such entity from continuing its business in the ordinary course), or any judgment, order, writ or decree of any court, arbitrator or governmental agency by which the Parent or the Purchaser or any of their respective assets or properties is bound.

               7.5. APPROVALS REQUIRED. Except for any filing required under the HSR Act, and as set forth on SCHEDULE 7.5, no approval, authorization, consent, clearance, order or other action of, or filing with, any person, firm or corporation, or any court, administrative agency or other governmental authority, or any governmental or non-governmental trade group, is required by the Parent or the Purchaser in connection with the execution and delivery by the Parent and the Purchaser of this Agreement or the performance by the Parent and the Purchaser of the transactions described herein.

               7.6. ACCURACY OF REPRESENTATIONS. All representations and warranties set forth herein with respect to the Parent and the Purchaser are true and correct as of the date hereof. This Agreement does not contain any untrue statement of a material fact with respect to the Parent or the Purchaser or omit to state any material fact with respect to the Parent or the Purchaser necessary to make the statements contained herein not misleading.

               7.7. FINANCING. The Purchaser has sufficient cash and/or available credit facilities to pay the Purchase Price and to make all other necessary payments of fees and expenses in connection with the transactions contemplated by this Agreement.

               7.8. LITIGATION. Except as set forth in SCHEDULE 7.8, there is no Order, and there are no actions, suits, claims, or legal, administrative or arbitration proceedings, or to the knowledge of the Purchaser, investigations, against the Purchaser whether at law or in equity, or before or by any federal, state, municipal, local, foreign courts, tribunals, arbitrations or other governmental department, commission, board, bureau, agency or instrumentality, which could reasonably be expected to result in the issuance of an Order restraining, enjoining or otherwise prohibiting or making illegal the closing of any of the transactions contemplated by this Agreement or which could reasonably be expected to have a material adverse effect on the validity and enforceability of this Agreement or the ability of the Parent or the Purchaser to perform its obligations hereunder. The Purchaser does not know of a threat of, or any fact, circumstances or other basis for, any such action, suit, claim, investigation or proceeding.

          8.        COVENANTS OF GLAS, AMERICAS AND HOLDING.

          Each of GLAS, Americas and Holding covenants and agrees as follows:

               8.1. Prior to the Closing, it will hold in strict confidence and not disclose to others (except its professional advisors and lenders), and will not use or permit others to use, any data or information obtained from the Purchaser concerning the Purchaser or its business, except as required by law and except to the extent such information can be obtained from public or published information or trade sources. If the transactions contemplated by this Agreement are not concluded, it will (i) return to the Purchaser all such data or information then held by it or its representatives and will continue to maintain such information in strict confidence as set forth above, and (ii) except as required by law or as otherwise provided herein, not disclose to any other party (except its professional advisors and lenders who have a "need to know"), the existence of this Agreement or any letters of intent with respect thereto. It will maintain all negotiations and other information with respect to the transactions contemplated herein in confidence and, except as required by law or as required to comply with federal securities laws, will not make any announcement thereof or disclose such negotiations to any other party other than its professional advisors and lenders. Concurrent with the execution hereof, the parties shall issue the respective announcements attached hereto as EXHIBIT D. If GLAS, Americas or Holding is advised by its outside legal counsel that it is required by law or by the rules and regulations of the SEC to make any further disclosure, it will first advise the

Purchaser of the content of the proposed disclosure, and the time and place that the disclosure will be made, and the parties will endeavor to make such disclosure jointly. This covenant shall survive termination of this Agreement.

               8.2. Prior to the Closing Date, GLAS will conduct its business only in the ordinary course consistent with past practices except as provided in this SECTION 8.2. Without limiting the generality of the foregoing, Holding, Americas and GLAS will:

                    (i) Use commercially reasonable efforts to (a) preserve intact the present business organization and reputation of the GLAS Business,
(b) keep available (subject to dismissals and retirements in the ordinary course of business consistent with past practice) the services of the GLAS employees,
(c) maintain the GLAS Assets in good working order and condition, ordinary wear and tear excepted, (d) maintain the good will of customers, suppliers, lenders and other persons to whom GLAS sells goods or provides services or with whom GLAS otherwise has significant business relationships in connection with the GLAS Business, and (e) not make any distribution of GLAS Assets to Holding; PROVIDED, HOWEVER, that Holding and GLAS may use all or part of GLAS's cash on hand and cash in depositories prior to the Closing to reduce Indebtedness or other amounts owing to Holding and its subsidiaries, whether on hand or in depositories as of the date hereof or received prior to the Closing as a result of any increases in cash of GLAS between the date hereof and the Closing, including increases that result from payments received in respect of accounts receivable existing as of the date hereof or created hereafter; PROVIDED, FURTHER, that GLAS may merge into Americas so long as such merger is consummated no earlier than the business day prior to Closing and the surviving entity assumes all obligations of GLAS to Purchaser under this Agreement, including the obligation of GLAS to deliver any documents pursuant to SECTION 11 of this Agreement.

                    (ii) Except to the extent required by applicable law, (a) cause the GLAS Business books and records to be maintained in the usual, regular and ordinary manner, and (b) except in the ordinary course of business, not permit any material change in any pricing, investment, accounting, financial reporting, inventory, credit, allowance or tax practice or policy of GLAS that would adversely affect the GLAS Business, the GLAS Assets or the Assumed Obligations. Nothing contained herein shall require GLAS, Americas or Holding to disclose to the Purchaser, or allow the Purchaser to have access to, any customer pricing information of GLAS.

                    (iii) Not make any Tax election with respect to the GLAS Assets or GLAS Business without the prior consent of the Purchaser, which consent will not be unreasonably withheld.

               8.3.        FINANCIAL STATEMENTS AND REPORTS; FILINGS.

                    (i) As promptly as practicable and in any event no later than 45 days after the end of each fiscal quarter ending after the date hereof and before the Closing Date (other than the fourth quarter), 90 days after the end of each fiscal year ending after the date hereof and before the Closing Date, or 30 days after the end of each calendar month ending after the date hereof and before the Closing Date, as the case may be, GLAS will deliver to the Purchaser true and complete copies of the unaudited balance sheet, and the related unaudited

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
statement of operations, of the GLAS Business, as of and for the fiscal year then ended or as of and for the fiscal quarter or month and the portion of the fiscal year then ended, as the case may be, together with the notes, if any, relating thereto, which quarterly and annual financial statements shall be prepared in accordance with GAAP on a basis consistent with the prior financial statements of GLAS. Monthly financial statements will be preliminary and may not be in accordance with GAAP.

                    (ii) As promptly as practicable, GLAS will deliver to Purchaser true and complete copies of such other financial statements, reports and analyses relating to the GLAS Business as may be prepared or received by GLAS or as Purchaser may otherwise reasonably request.

                    (iii) As promptly as practicable, GLAS will deliver copies of all license applications and other filings made by GLAS in connection with the operation of the GLAS Business after the date hereof and before the Closing Date with any Governmental or Regulatory Authority (other than routine, recurring filings made in the ordinary course of business consistent with past practice).

               8.4. EMPLOYEE MATTERS. Except as may be required by law, prior to the Closing, Holding, Americas and GLAS will refrain from directly or indirectly:

                    (i) Making any representation or promise, oral or written, to any GLAS employee concerning any benefit plan, except for statements as to the rights or accrued benefits of any GLAS employee under the terms of any benefit plan.

                    (ii) Except as required by any employment agreement set forth on SCHEDULE 6.25 or in conjunction with promotions of employees in the ordinary course of business, making any increase in the salary, wages or other compensation in excess of 5% of any GLAS employee's salary, wage or other compensation or outside of the ordinary course of business consistent with past practice, or any increase in the salary, wages or other compensation of any GLAS employee whose annual salary is, or after giving effect to such change would be, $50,000 or more.

                    (iii) Except as required by any employment agreement set forth on SCHEDULE 6.25 or as set forth on SCHEDULE 6.26, adopting, entering into or becoming bound by any benefit plan, employment-related contract or agreement or collective bargaining agreement with respect to the GLAS Business or any of the GLAS employees, or amending, modifying or terminating (partially or completely) any such benefit plan, employment-related contract or agreement or collective bargaining agreement, except to the extent required by applicable law and, in the event compliance with legal requirements presents options, only to the extent that the option which GLAS reasonably believes to be the least costly is chosen.

                    (iv) Except as required by any employment agreement set forth on SCHEDULE 6.25 or as set forth on SCHEDULE 6.26, establishing or modifying any (a) targets, goals, pools or similar provisions in respect of any fiscal year under any benefit plan or any employment-related contract or other compensation arrangement with or for GLAS employees, or (b) salary ranges, increase guidelines or similar provisions in respect of any benefit plan or any employment-related contract or other compensation arrangement with or for GLAS employees.

                    (v) Discouraging any employee of the GLAS Business from remaining with the GLAS Business.

               8.5. Holding, Americas and GLAS will: (i) within five business days following the date hereof, make all filings under the HSR Act with respect to the transactions contemplated hereby; (ii) use all commercially reasonable efforts to cooperate with the Purchaser in (a) determining which other filings are required to be made prior to the Closing Date with, and which other consents, approvals, permits or authorizations are required to be obtained prior to the Closing Date from, Governmental or Regulatory Authorities in connection with the execution and delivery of this Agreement and the closing of the transactions contemplated hereby, and (b) timely making all such filings and timely seeking all such consents, approvals, permits or authorizations; (iii) promptly seek and use commercially reasonable efforts to obtain all such consents, approvals, permits or authorizations necessary to assign or transfer any Contracts which constitute GLAS Assets in accordance herewith; (iv) use commercially reasonable efforts to cooperate with the Purchaser in transferring the Puerto Rico tax exemption to the Purchaser on or after the Closing Date;
(v) use all commercially reasonable efforts to provide the Purchaser with such assistance and information as the Purchaser may reasonably request regarding the GLAS Employee Benefit Plans and enrollment therein to assist Purchaser in obtaining employee benefit plans for the GLAS employees retained by the Purchaser or its Affiliates on or after the Closing, provided that nothing herein shall obligate any of Holding, Americas or GLAS to provide any information regarding any GLAS Employee that any of Americas or Holdings reasonably believes is confidential; and (vi) use all commercially reasonable efforts to take, or cause to be taken, all other actions and do, or cause to be done, all other things necessary, proper or appropriate to close the transactions contemplated by this Agreement. Holding, Americas and GLAS will provide prompt notification to the Purchaser when any such consent, approval, action, filing or notice referred to in the first sentence of this SECTION 8.5 is obtained, taken, made or given, as applicable, and will advise the Purchaser of any communications (and, unless precluded by law, provide copies of any such communications that are in writing) with any Governmental or Regulatory Authority or other person regarding any of the transactions contemplated by this Agreement. Holding, Americas and GLAS will take all commercially reasonable actions necessary or appropriate to cause the prompt expiration or termination of any applicable waiting period under the HSR Act in respect of the transactions contemplated hereby, including requesting early termination of such waiting periods, complying as promptly as practicable with any requests for additional information and assisting the Purchaser in responding to any such requests for additional information.

               8.6. Holding, Americas and GLAS jointly and severally undertake to (i) pay all liabilities of GLAS, other than the Assumed Obligations, in accordance with their terms, and (ii) pay, within 15 days following the Closing Date or earlier if required by law or pursuant to any applicable Employee Benefit Plan of GLAS, all employee bonus, sales incentive and other compensation arrangements and obligations accrued or incurred by GLAS prior to the Closing, other than any severance obligations, in accordance with GLAS's Employee Benefit Plans; PROVIDED, HOWEVER, that to the extent any GLAS employee who is hired by the Purchaser (or a subsidiary or Affiliate of the Purchaser) following the Closing elects to retain vacation time accrued while employed by GLAS and the Purchaser (or such subsidiary or Affiliate of Purchaser) agrees to provide such accrued vacation time to such employee, GLAS will pay to the Purchaser the dollar value of such accrued vacation time in accordance with the terms of GLAS's Employee Benefit Plans but in any event not later than 15 days following the Closing Date. If, in the reasonable judgment of the Purchaser, the failure of Holding, Americas and GLAS to pay any such liability has or may have an adverse impact on the GLAS Business after the Closing Date, then, following five days' advance written notice to Holding, which notice shall contain a description of such liability with reasonable specificity and during which five-day period
Holding does not certify to the Purchaser that such liability is legitimately in dispute, the Purchaser may pay such liability and recover the amount so paid from Holding.

               8.7. GLAS, Americas and Holding will (a) provide the Purchaser and any person who is considering providing financing to the Purchaser to finance all or any portion of the purchase price (it being understood that the transactions contemplated by this Agreement are not contingent on the Purchaser obtaining any form of financing) and their respective officers, directors, employees, agents, counsel, accountants, financial advisors, consultants and other representatives (collectively, "Representatives") with full access, upon reasonable prior notice and during normal business hours, to the employees and such other officers, employees and agents of GLAS, Americas and Holding who have any responsibility for the conduct of the GLAS Business, to GLAS's, Americas' and Holding's accountants and to the GLAS Assets, and (b) furnish the Purchaser and such other persons with all such information and data (including without limitation copies of Contracts, Licenses, Employee Benefit Plans and other GLAS Business books and records) concerning the GLAS Business, the GLAS Assets and the Assumed Obligations as the Purchaser or any of such other persons reasonably may request in connection with such investigation. Nothing contained herein shall require GLAS, Americas or Holding to disclose to the Purchaser prior to the Closing, or allow the Purchaser to have access to prior to the Closing, any customer pricing information of GLAS.

               8.8. If, following the Closing, any customer of GLAS claims a refund of amounts previously paid to GLAS for services performed prior to the Closing, GLAS, Americas and Holding undertake to deal with such customer(s) in good faith and to exercise commercially reasonable efforts to satisfy such customer(s).

               8.9. Notwithstanding anything herein to the contrary, the parties hereto acknowledge and agree that at the Closing GLAS will not assign to the Purchaser any contract, agreement or other right which by its terms requires the consent of any other party unless such consent has been obtained prior to the Closing. With respect to each such unassigned contract, agreement or right, after the Closing GLAS shall continue as the prime contracting party and, if requested by Purchaser, shall use its commercially reasonable efforts to obtain the consent of all required parties to the assignment of such contract, agreement or right, but the Purchaser shall be entitled to the benefits of such contract, agreement or right accruing after the Closing to the extent that GLAS may provide the Purchaser with such benefits without violating the terms of such contract, agreement or right.

               8.10. Prior to the Closing, Holding will, and will cause its subsidiaries to, transfer to GLAS all of their respective right, title and interest in and to the assets described on SCHEDULE 6.17; PROVIDED that this
SECTION 8.10 shall be deemed to be satisfied for all purposes of this Agreement in the event of any merger of GLAS with Americas pursuant to the second proviso of SECTION 8.2.1.

               8.11. From and after the Closing Date and until the fifth anniversary of the Closing Date, Holding, Americas and their respective subsidiaries shall not, and shall not permit any of the Restricted Affiliates to, and Roger Payton shall not use the name "GeoLogistics Air Services" or "GLAS" in the conduct of their business. The parties acknowledge and agree that nothing contained herein shall restrict the ability of Holding, Americas and their respective subsidiaries and Affiliates to use the name "GeoLogistics" or any other name containing the name "GeoLogistics."

               8.12. (a) GLAS shall retain all liability and responsibility for fulfilling any applicable federal and/or state COBRA and continuation of coverage requirements with respect to GLAS's current or former employees and their dependents, PROVIDED that the Parent and Purchaser shall pay all costs and expenses associated with such coverage and all costs and expenses incurred by Holding, Americas or GLAS or any Employee Benefit Plan maintained by Holding, Americas or GLAS in respect of such coverage and PROVIDED further that Parent and Purchaser shall procure and make employee benefit plans available to the GLAS employees hired by Parent or Purchaser as promptly as practicable following the Closing Date and in no event later than the later of ninety (90) days following the Closing Date or December 31, 1999.

               (b) With respect to any employee pension benefit plan (as defined in section 3(2) of ERISA) in which GLAS employees are participants, GLAS will take such steps as are necessary (i) to allocate to the participants' accounts of any employees who accept offers to be employed by Purchaser after the Closing Date any employer contributions, forfeitures, investment earnings or losses, or other such amounts to the extent required to be allocated to participants accounts under the terms of such plans, and (ii) to facilitate the transfer of such participants' account balances to such accounts and employee pension benefit plans designated by such participants.

               8.13. Following the Closing, Holding and its subsidiaries agree to continue to lease to Purchaser the facilities listed on SCHEDULE 8.13 at the rates set forth thereon until the earlier of (a) the date on which the Purchaser notifies Holding and its subsidiaries, as applicable, that it wishes to vacate such premises and (b) September 30, 1999.

               8.14. None of GLAS, Americas and Holding contemplates terminating the employment of enough GLAS employees so as to constitute a "plant closing" or "mass layoff" as such terms are defined under Worker Adjustment and Retraining Act of 1988 ("WARN") at any time prior to the Closing Date. GLAS, Americas and Holding will deliver any notices required with respect to any "plant closing" or "mass layoff" under WARN so long as such notices are requested by Purchaser or Parent and provided that nothing contained herein shall constitute any obligation on the part of Holding, Americas or GLAS with respect to any WARN liabilities that may arise as a result of the failure of Parent or Purchaser to provide sufficient notice to Holding, Americas or GLAS with respect to a proposed "plant closing" or "mass layoff" to permit Holding, Americas or GLAS to give sufficient WARN notices.

          9.        COVENANTS OF THE PURCHASER.

          The Purchaser covenants and agrees as follows:

               9.1. Prior to the Closing, it will hold in strict confidence and not disclose to others (except to rating agencies, its professional advisors and lenders, it being understood that the transactions contemplated by this Agreement are not contingent on the Purchaser obtaining any form of financing), and will not use or permit others to use, any data or information obtained from the GeoLogistics Group concerning the GeoLogistics Group or its business, except as required by law and except to the extent such information can be obtained from public or published information or trade sources. If the transactions contemplated by this Agreement are not concluded, it will (i) return to the GeoLogistics Group all such data or information then held by it or its representatives and will continue to maintain such information in strict confidence as set forth above, and (ii) except as required by law or as otherwise provided herein, not disclose to any other party (except its professional advisors and lenders who have a "need to know"), the existence of this Agreement or any letters of intent with respect thereto. It will maintain all negotiations and other information with respect to the transactions contemplated herein in confidence and, except as required by law or by the rules and regulations of the SEC and NYSE or with the consent of the GeoLogistics Group, whose consent shall not be unreasonably withheld, will not make any announcement thereof or disclose such negotiations to any other party other than its professional advisors and lenders. Concurrent with the execution hereof, the parties shall issue the respective announcements attached hereto as Exhibit
D. If the Purchaser is advised by its outside legal counsel that it is required by law or by the rules and regulations of the SEC or NYSE to make any further disclosure, it will first advise Holding of the content of the proposed disclosure, and the time and place that the disclosure will be made, and the parties will endeavor to make such disclosure jointly. This covenant shall survive termination of this Agreement. Except as specifically superseded herein, the provisions of the confidentiality agreement previously executed by the Purchaser with respect to the transactions contemplated by this Agreement shall survive the execution and termination of this Agreement and the Closing.

               9.2. The Purchaser will (i) within five business days following the date hereof make all filings and pay the requisite filing fee under the HSR Act with respect to the transactions contemplated hereby; (ii) use all commercially reasonable efforts to cooperate with the GeoLogistics Group in
(a) determining which other filings are required to be made prior to the Closing Date with, and which other consents, approvals, permits or authorizations are required to be obtained prior to the Closing Date from, Governmental or Regulatory Authorities in connection with the execution and delivery of this Agreement and the closing of the transactions contemplated hereby, (b) timely making all filings and timely seeking all such consents, approvals, permits or authorizations, and (c) seeking all such consents, approvals, permits or authorizations necessary to assign or transfer any Contracts which constitute GLAS Assets; and (iii) use all commercially reasonable efforts to take, or cause to be taken, all other action and do, or cause to be done, all other things necessary, proper or appropriate to close the transactions contemplated by this Agreement. The Purchaser will take all commercially reasonable actions necessary or appropriate to cause the prompt expiration or termination of any applicable waiting period under the HSR Act in respect of the transactions contemplated hereby, including requesting early termination of such waiting periods, complying as promptly as practicable with any requests for additional information and assisting the GeoLogistics Group in responding to any such request for additional information.

               9.3. Following the Closing, the Purchaser will pay all of the Assumed Obligations as and when due.

               9.4. Following the Closing, the Purchaser will cooperate with the GeoLogistics Group and its representatives and will provide the GeoLogistics Group and its representatives with all information and access to personnel reasonably requested in connection with the preparation of financial statements (including independent audits) and federal and state tax returns of GLAS, Holding, and Holding's other subsidiaries.

               9.5. From and after the Closing, neither Purchaser nor any of its Affiliates will use the name "GeoLogistics Air Services" or "GLAS" or any confusingly similar names (collectively, the "Names"); PROVIDED, HOWEVER, that the Purchaser may have as of the Closing a quantity of preprinted stationery, invoices, receipts, forms, packaging materials and other supplies in inventory (collectively, the "Marked Inventory") which bear the Names. GLAS, Americas and Holding hereby grant, and shall cause its post-Closing Affiliates to grant, to Purchaser a paid-up license to use the Names in connection with the exhaustion of such Marked Inventory in the ordinary course of business. The Purchaser agrees to exhaust such Marked Inventory in the ordinary course of business as soon as is reasonably practicable after the Closing, but in any event within four months following the Closing.

               9.6. The Purchaser agrees that it will offer employment to all employees of GLAS beginning on the Closing Date and will accept any and all liability that may arise with respect to severance obligations to such employees, whether arising pursuant to contract, benefit plans or employment policies, law or otherwise or pursuant to WARN.

               9.7. The Purchaser and the Parent hereby agree not to (a) settle or compromise any claim with respect to any 150-Day Receivable for an amount less than 90% of the amount due with respect to such receivable or (b) sell, transfer or assign any 150-Day Receivable without the prior written consent of Holding, which shall not be unreasonably withheld or delayed.

               9.8. The Purchaser and the Parent hereby agree to use their commercially reasonable efforts to cause all amounts outstanding with respect to each 150-Day Receivable to be paid in full prior to four months following the Closing.

               9.9. Parent and Purchaser shall use their commercially reasonable efforts to take all such action reasonably required by Kitty Hawk International, Inc., including without limitation providing a substitute letter of credit in form and substance reasonably satisfactory to Kitty Hawk International, Inc., to cause the letter of credit dated July 19, 1999 provided by GLAS to Kitty Hawk International, Inc. to be released effective upon the Closing.

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
          10.       CONDITIONS PRECEDENT TO OBLIGATIONS OF GLAS, AMERICAS AND
HOLDING

          The GeoLogistics Group's obligation to close the transactions pursuant to this Agreement is contingent on the fulfillment, at or prior to the Closing Date, of each of the following conditions to the reasonable satisfaction of Holding in its judgment (which judgment will not be unreasonably exercised), any of which conditions may be waived in writing, in whole or in part, by Holding:

               10.1. The representations and warranties made by or on behalf of the Purchaser and Parent contained in this Agreement or in any certificate or document delivered by, or at the direction of, the Purchaser or Parent to GLAS, Americas or Holding pursuant to the provisions hereof shall be true at and as of the time of the Closing as though such representations and warranties were made at and as of such time.

               10.2. The Purchaser and Parent shall have performed and complied in all material respects with all covenants, agreements, and conditions required by this Agreement to be performed or complied with by it prior to or at the Closing.

               10.3. Holding shall have received a certificate signed by the chief executive officer of the Purchaser and a vice president of Parent and dated the Closing Date in substantially the form attached hereto as EXHIBIT E, to the effect that the conditions specified in SECTIONS 10.1 through 10.2 inclusive have been fulfilled.

               10.4. The waiting period applicable to the transactions contemplated hereby under the HSR Act shall have expired or been terminated and all necessary clearances pursuant to the HSR Act shall have been obtained, and there shall be no Order or Regulation restricting, enjoining or making illegal the closing of the transactions contemplated under this Agreement.

               10.5.       Holding, GLAS and the Purchaser shall have obtained
(i) all required consents for the assignment by GLAS to the Purchaser of all of the customer agreements listed on SCHEDULE 6.20 and the Kitty Hawk Agreements,
(ii) the consent or clearance of the required governmental bodies as listed on
SCHEDULE 6.9 and SCHEDULE 7.5 for the conclusion of the transactions contemplated by this Agreement and (iii) the consent of the lenders under that certain Amended and Restated Loan Agreement dated as of October 28, 1997 by and among Holding, certain subsidiaries of Holding and the Lenders party thereto, as amended.

               10.6. The letter of credit dated July 19, 1999 issued by ING Capital LLC and provided by GLAS to secure the payment of GLAS's obligations pursuant to the Kitty Hawk Agreements shall have been released and terminated and Holding and GLAS shall have received releases and novations for all obligations of Holding, GLAS and any subsidiary of Holding with respect to the assets listed on SCHEDULE 6.17 hereto.

               10.7.       Holding shall have received the following:

                    10.7.1. A certificate from the Secretary of State (or similar office) of the Purchaser's jurisdiction of incorporation and Parent's jurisdiction of incorporation, dated at

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
or about the Closing Date, to the effect that the Purchaser and Parent are in good standing under the laws of said jurisdiction.

                    10.7.2. A secretary's certificate for each of the Purchaser and Parent in substantially the form attached hereto as EXHIBIT F.

                    10.7.3. The opinion of George W. Hearn, counsel to the Purchaser, dated the Closing Date, in the form and substance reasonably satisfactory to Holding.

                    10.7.4.   The duly executed Assumption Agreement.

               10.8. The Purchaser or the Parent shall have delivered to Holding all of the exhibits and schedules required herein to be delivered by the Purchaser or the Parent, and copies of the documents referred to therein to the extent required to be delivered to Holding, Americas or GLAS, each duly executed, if required, and such exhibits, schedules and documents shall have been reasonably acceptable to Holding. All proceedings to be taken on the part of the Purchaser or the Parent in connection with the transactions contemplated by this Agreement and all documents incident thereto shall be reasonably satisfactory in form and substance to Holding and Holding shall have received copies of all such documents and other evidences as Holding may reasonably request in order to establish the consummation of such transactions and the taking of all proceedings in connection therewith.

          11.       CONDITIONS PRECEDENT TO OBLIGATIONS OF THE PURCHASER.

          The Purchaser's obligation to close the transactions pursuant to this Agreement is contingent on the fulfillment, at or prior to the Closing Date, of each of the following conditions to the reasonable satisfaction of the Purchaser in its judgment (which will not be unreasonably exercised), any of which conditions may be waived in writing, in whole or in part, by the Purchaser:

               11.1. The representations and warranties by GLAS, Americas and Holding contained in this Agreement or in any certificate or document delivered by, or at the direction of GLAS, Americas or Holding to the Purchaser pursuant to the provisions hereof shall be true in all material respects at and as of the time of the Closing as though such representations and warranties were made at and as of such time.

               11.2. GLAS, Americas and Holding shall have performed and complied in all material respects with all covenants, agreements, and conditions required by this Agreement to be performed or complied with by them prior to or at the Closing.

               11.3. The Purchaser shall have received a certificate signed by the President of Holding, the Vice President of Americas and the President and Chief Executive Officer of GLAS and dated the Closing Date in substantially the form attached hereto as Exhibit G, to the effect that the conditions specified in SECTIONS 11.1 through 11.2 inclusive have been fulfilled.

               11.4. Subject to the provisions of SECTION 8.9, Holding, GLAS, Americas and the Purchaser shall have obtained the consent or clearance, in form and substance

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
satisfactory to the Purchaser, of the required governmental bodies and third parties as listed on SCHEDULE 6.9 and SCHEDULE 7.5 for the conclusion of the transactions contemplated by this Agreement and such consents shall not be subject to the satisfaction of any condition that has not been satisfied or waived and shall be in full force and effect; PROVIDED, HOWEVER, that notwithstanding the provisions of SECTION 8.9, the Purchaser's obligation to close the transactions pursuant to this Agreement is contingent on the GeoLogistics Group obtaining, prior to the Closing, all required consents for the assignment by GLAS to the Purchaser of all of the customer agreements and other agreements listed on SCHEDULE 11.4.

               11.5. The waiting period applicable to the transactions contemplated hereby under the HSR Act shall have expired or been terminated and all necessary clearances pursuant to the HSR Act shall have been obtained, and there shall be no Order or Regulation restricting, enjoining or making illegal the closing of the transactions contemplated under this Agreement which could reasonably be expected to otherwise result in a material diminution of the benefits of the transactions contemplated by this Agreement to the Purchaser, and there shall not be pending or threatened any action or proceeding in, before or by any Governmental or Regulatory Authority which could reasonably be expected to result in the issuance of any such Order or the enactment, promulgation or deemed applicability to the Purchaser or the transactions contemplated by this Agreement of any such Regulation.

               11.6.       The Purchaser shall have received the following:

                    11.6.1.   The duly executed Bill of Sale.

                    11.6.2. Certificates from the Secretary of State of Delaware, dated at or about the Closing Date, to the effect that each of GLAS and Holding is in good standing under the laws of the state of Delaware.

                    11.6.3. A secretary's certificate for each of GLAS, Americas and Holding dated at or about the Closing Date in substantially the form attached hereto as EXHIBIT H.

                    11.6.4. The opinion of Milbank, Tweed, Hadley & McCloy LLP, counsel to GLAS and Holding, dated the Closing Date, in form and substance reasonably satisfactory to the Purchaser.

                    11.6.5. Subject to the provisions of SECTION 8.9, for each of the Facility Leases, an estoppel certificate, a consent to assignment from the lessor thereunder in form and substance reasonably satisfactory to the Purchaser.

                    11.6.6.   The duly executed Escrow Agreement.

                    11.6.7. If Holding and Americas have elected to cause GLAS to merge with Americas as contemplated by the second proviso of SECTION 8.2.1, a copy of the Certificate of Merger certified by the Secretary of State of the State of Delaware evidencing that such merger has been consummated.

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               11.7.       The employment agreement between the Purchaser (or
its subsidiary) and Richard A. Faieta executed on or prior to the date hereof and effective as of the Closing Date shall be in full force and effect, and Richard A. Faieta shall not be in breach thereof and shall not be disabled in a manner that renders him incapable of performing his duties under such employment agreement or deceased on the Closing Date.

               11.8. The Purchaser shall have received certificates of each of the Chief Financial Officers of Americas and Holding certifying that after giving effect to the transactions contemplated by this Agreement, Holding, Americas and GLAS, respectively, will be solvent.

               11.9. All of the items listed on SCHEDULE 6.17 shall have been transferred and assigned to GLAS, free and clear of all Liens; PROVIDED, that this SECTION 11.9 shall be deemed to be satisfied for all purposes of this Agreement in the event of any merger of GLAS with Americas pursuant to the second proviso of SECTION 8.2.1.

               11.10. GLAS, Americas or Holding shall have delivered to the Purchaser all of the exhibits and schedules required herein to be delivered by GLAS, Americas or Holding, and copies of the documents referred to therein to the extent required to be delivered to the Purchaser, each duly executed, if required, and such exhibits, schedules and documents shall have been reasonably acceptable to the Purchaser. All proceedings to be taken on the part of GLAS, Americas or Holding in connection with the transactions contemplated by this Agreement and all documents incident thereto shall be reasonably satisfactory in form and substance to the Purchaser and the Purchaser shall have received copies of all such documents and other evidences as Purchaser may reasonably request in order to establish the consummation of such transactions and the taking of all proceedings in connection therewith.

          12.       NON-COMPETE AND NON-SOLICITATION COVENANTS; PURCHASER
UNDERTAKINGS.

               12.1. NON-COMPETITION. Each of Holding, Americas, GLAS and Roger Payton, on its or his own behalf, undertakes severally, and not jointly, that it or he will not directly or indirectly, own, manage, operate, join, control or participate in the ownership, management, operation or control of or be connected as a partner, consultant or otherwise with, any business or organization which, directly or indirectly, competes with, or in any way interferes with, the GLAS Business to Puerto Rico or the Dominican Republic from the United States or from Puerto Rico or the Dominican Republic to the United States as now constituted or the transportation, logistics and supply chain management services of the Purchaser and its subsidiaries to Puerto Rico or the Dominican Republic from the United States or from Puerto Rico or the Dominican Republic to the United States (each a "Competitive Business"); PROVIDED that (a) nothing herein shall be construed or deemed to apply to the independent agents of Holding, Americas, GLAS or their respective subsidiaries or to restrict the ability of such agents to provide freight forwarding, transportation, logistics and supply chain management services between the United States, on the one hand, and Puerto Rico and the Dominican Republic, on the other, (b) Holding, Americas, GLAS and their respective subsidiaries may continue to provide freight forwarding, transportation, logistics and supply chain management services to and from Puerto Rico or the Dominican Republic so long as such shipments do not have an origin or destination in the United States, and (c) Holding, Americas, GLAS and their respective subsidiaries may provide freight forwarding, transportation, logistics and supply chain management services between the United States, on the one hand, and Puerto
Rico or the Dominican Republic, on the other, so long as such business is generally incidental to the international business of Holding, Americas and GLAS and either (i) gross sales revenue received by Holding, GLAS and Americas for such business does not exceed, in the aggregate for all such entities, $3,000,000 per year or (ii) the Purchaser has agreed, in writing, to allow Holding, Americas, GLAS and their respective subsidiaries to provide such business; PROVIDED, HOWEVER, that for any service permitted pursuant to CLAUSE (b) to be provided by Holding, Americas, GLAS and their respective subsidiaries, Holding, Americas, GLAS and their respective subsidiaries shall engage the Purchaser or its subsidiaries to provide such service so long as the Purchaser or such subsidiaries elect to provide such services and such service is provided to Holding, Americas, GLAS or the applicable subsidiary by the Purchaser or its subsidiaries at a rate that is (x) no less favorable than the rate charged by the Purchaser or its subsidiaries, as applicable, to their other freight forwarder customers for comparable services during substantially the same period of time from the same point of origin to the same point of destination and (y) equal to or less than the rate that would be charged by a third party to Holding, Americas, GLAS or the applicable subsidiary for such service, which rate shall, to the extent known to Holding, Americas or GLAS, be disclosed to the Purchaser by Holding, Americas or GLAS; PROVIDED, FURTHER, that for any service permitted pursuant to CLAUSE
(c) to be provided by Holding, Americas, GLAS and their respective subsidiaries, Holding, Americas, GLAS and their respective subsidiaries shall engage the Purchaser or its subsidiaries to provide such service so long as such service is provided to Holding, Americas, GLAS or the applicable subsidiary by the Purchaser or its subsidiaries at a rate that is no less favorable than the rate charged by the Purchaser or its subsidiaries, as applicable, to their other freight forwarder customers for comparable services during substantially the same period of time from the same point of origin to the same point of destination. The restrictions contained in this SUBSECTION 12.1 shall automatically terminate and be of no further effect (i) on the date that is five years following the Closing Date with respect to Holding, Americas and GLAS and (ii) on April 30, 2001 with respect to Roger Payton. In the event that Holding, Americas or GLAS is acquired, whether by merger, consolidation, sale of more than 50% of the issued and outstanding capital stock of such entity, sale of substantially all of the assets of such entity, or otherwise, by a Person that provides, whether directly or through an Affiliate, freight forwarding, transportation, logistics, or supply chain management services between the United States, on the one hand, and Puerto
Rico or the Dominican Republic, on the other, the restrictions contained in this SUBSECTION 12.1 shall not apply to any such Person or its Affiliates other than Holding, Americas and GLAS. In addition, nothing contained in this SUBSECTION 12.1 shall prevent Holding, Americas or GLAS from owning any interest in any Person engaged in a Competitive Business if Holding, Americas or GLAS, as applicable, does not Control such Person engaged in the Competitive Business and if such interests were received in consideration of the sale or transfer of all or any part of the assets or business of Holding, Americas, GLAS or any of their subsidiaries and, under such circumstances, the restrictions contained in this SUBSECTION 12.1 shall not apply to any such Person engaged in such Competitive Business. For purposes of the foregoing sentence, "Control" means (x) the possession, directly or indirectly, of the power to direct the management or policies of a Person, whether through ownership or voting of securities, by contract or otherwise or (y) the ownership of 50% or more of the voting securities of a Person.
The Purchaser shall, upon 30 days' prior written notice to Holding but in no event more than two times in any fiscal year, have the right to cause its independent accountants or outside counsel to inspect the books and records of Holding, Americas and GLAS related to the business specified in CLAUSE (c) above to verify compliance with CLAUSES (c)(i) and (c)(ii) above; PROVIDED that such independent accountant or outside counsel shall be required to execute a confidentiality agreement in form and substance reasonably satisfactory to the Purchaser and Holding. Notwithstanding anything to the contrary herein, this SUBSECTION 12.1 shall not prohibit the ownership by Holding, Americas or GLAS or any of their respective Affiliates of 5% or less of any class of securities registered under the Securities Exchange Act of 1934, as amended.

               12.2. NON-SOLICITATION; NON-INTERFERENCE; CONFIDENTIALITY. Each of (x) Holding, Americas and GLAS undertakes that, for a period of three years after the Closing Date, it will not, and none of Holding, Americas and GLAS's respective subsidiaries or the Restricted Affiliates will, either on their own account or jointly with any third party or on behalf of any other person, firm or corporation and (y) Roger Payton undertakes that for the period beginning on the Closing Date and ending on April 30, 2001 he will not, either on his own account or jointly with any third party or on behalf of any other person, firm or corporation: (i) directly or indirectly solicit or attempt to solicit the employment of any person or persons who are or were employed in the GLAS Business immediately prior to the Closing Date or during the six months immediately preceding the Closing Date; (ii) cause or attempt to cause any supplier to the GLAS Business to terminate or materially reduce its services to the Purchaser or any of its Affiliates with respect to its freight forwarding business between the United States, on the one hand, and Puerto Rico or the Dominican Republic, on the other; or (iii) disclose (unless otherwise disclosed by others prior thereto, or compelled by judicial or administrative process to disclose) or use any confidential or secret information relating to the GLAS Business or any client, customer or supplier of the GLAS Business.

               12.3. PURCHASER UNDERTAKINGS. In order to prevent Rick Faieta, Dave Irwin, Lynn Turman, Pedro Orpi, Gloria Tollinche and Brian Weston from misusing any confidential or proprietary information relating to the international business of Holding or any of its subsidiaries gained while employed by Holding or any of its subsidiaries, the Purchaser undertakes that none of Purchaser or its subsidiaries will, for a period of one year following the Closing Date, directly or indirectly, own, manage, operate, join, control or participate in the ownership, management, operation or control of or be connected as a partner, consultant or otherwise with, any business or organization which, directly or indirectly, competes with, or in any way interferes with, the freight forwarding, transportation, logistics and supply chain management services provided by Holding or its subsidiaries to the customers listed on SCHEDULE 12.3 hereto from and to points of origin and/or destination outside of the United States and Canada, including but not limited to freight forwarding, transportation, logistics and supply chain management services to and from Puerto Rico or the Dominican Republic so long as such shipments do not have an origin or destination in the United States or Canada. For purposes of this SECTION 12.3 only, in the event that Purchaser assigns its rights under this Agreement to a wholly-owned subsidiary, or assigns, transfers or sells all or substantially all of the assets constituting the GLAS Business to any Affiliate of Parent after the date hereof, this SECTION 12.3 shall apply only to such wholly-owned subsidiary or Affiliate and not to the Purchaser or its other subsidiaries; PROVIDED, that in all events this SECTION 12.3 shall apply to Purchaser and each Affiliate of Purchaser that employs any or all of Rick Faieta, Dave Irwin, Lynn Turman, Pedro Orpi, Gloria Tollinche and Brian Weston.

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
               12.4.       DEFINITION OF PUERTO RICO AND DOMINICAN REPUBLIC.
For purposes of this SECTION 12, all references to Puerto Rico and the Dominican Republic shall include the islands and countries of the Caribbean Islands.

               12.5. INJUNCTIVE RELIEF AND ENFORCEMENT. In the event of breach by Holding, Americas or GLAS of the terms of SECTIONS 12.1, 12.2 or 12.3, the Geologistics Group or Purchaser, as applicable, shall be entitled to institute legal proceedings to obtain damages for such breach, or to enforce the specific performance of this Agreement and to enjoin the breaching party from any further violation of SECTIONS 12.1, 12.2 and 12.3 and to exercise such remedies cumulatively or in conjunction with all other rights and remedies provided at law. The parties hereto acknowledge, however, that the remedies at law for any breach by any of them of the provisions of SECTION 12.1, 12.2 and
12.3 may be inadequate. In addition, in the event the undertakings set forth in SECTIONS 12.1, 12.2 and 12.3 shall be determined by any court of competent jurisdiction to be unenforceable by reason of extending for too great a period of time or by reason of being too extensive in any other respect, each such undertaking shall be interpreted to extend over the maximum period of time for which it may be enforceable and to the maximum extent in all other respects as to which it may be enforceable and enforced as so interpreted, all as determined by such court in such action.

          13.       INDEMNIFICATION.

               13.1.       INDEMNIFICATION BY HOLDING, AMERICAS AND GLAS.

                    13.1.1. Holding, Americas and GLAS, jointly and severally, hereby agree to indemnify and hold harmless the Purchaser and its shareholders, Affiliates, parent or subsidiary corporations or their or its directors, officers, agents and employees (collectively the "Purchaser Indemnitees"), from and against any and all Losses (as hereinafter defined) (other than those Losses attributable to 150-Day Receivables), to the extent such Losses arise out of, result from, or are in connection with: (i) any breach by GLAS, Americas or Holding of any of the terms of this Agreement, (ii) any breach of any warranty or representation of GLAS, Americas or Holding made in this Agreement as of the Closing Date or pursuant to this Agreement, or (iii) any failure by GLAS, Americas or Holding to perform or comply with any of their covenants or obligations under this Agreement, (iv) the operation of the GLAS Assets or the GLAS Business prior to the Closing, or (v) any debts, liabilities or obligations of GLAS to third parties other than the Assumed Obligations.

                    13.1.2. (a) Subject to the provisions of subsection (b) below, Holding, Americas and GLAS, jointly and severally, hereby agree to indemnify and hold harmless the Purchaser Indemnitees in an amount equal to
(x) the aggregate amount of 150-Day Receivables of GLAS that are outstanding as of the Closing Date, LESS (y) the sum of (i) any allowances for doubtful accounts and unapplied cash in respect thereof on the Closing Date Balance Sheet and (ii) any amounts received by the Parent or the Purchaser, their respective Affiliates or any Purchaser Indemnitee in respect of such 150-Day Receivables prior to the payment of any such claim for indemnification; PROVIDED, that the amount payable, if any, with respect to 150-Day Receivables shall be determined with reference to the Overdue 150-Day Receivables Schedule prepared in accordance with subsection (b) below and, to the extent any claim is made by the Purchaser or any Purchase Indemnitee under this Section 13.1.2 in respect of any such receivable, such receivable shall be sold, transferred and assigned to Holding, and all books, records, documents and other information related thereto and all rights to payment in respect of such receivable received by Parent, Purchaser, their respective Affiliates or any Purchaser Indemnitee subsequent to the date on which payment is made by Holding, Americas or GLAS with respect to such claim (which payments shall be remitted to Holding promptly upon receipt by Parent, Purchaser, their respective Affiliates or any Purchaser Indemnitee) shall be delivered, sold, transferred and assigned to Holding, simultaneously with the payment by Holdings, Americas or GLAS to Purchaser or any Purchaser Indemnitee of amounts in respect of such claim by Purchaser in accordance with this SECTION 13.1.2; PROVIDED, FURTHER, that, in no event may any claim be made by Purchaser or any Purchaser Indemnitee prior to the date that is four (4) months following the Closing Date and, notwithstanding anything to the contrary contained in this Agreement, in the event the Purchaser fails to comply with SECTION 9.7 with respect to any such 150-Day Receivable, no amounts of indemnity shall be payable as a result of any claims made by the Purchaser or Purchaser
Indemnitee in respect of such 150-Day Receivable.

          (b) As promptly as practicable after the date that is four months following the Closing Date, the Purchaser will prepare and deliver to Holding a schedule setting forth each receivable constituting a 150-Day Receivable that as of such date remains fully or partially unpaid (the "OVERDUE 150-DAY RECEIVABLES SCHEDULE"), which schedule shall contain, with respect to each such receivable, the amount of such receivable, a description of such receivable with reasonable specificity, and the amount, if any, received by the Parent or the Purchaser, their respective Affiliates or any Purchaser Indemnitee in payment or compromise of such receivable. The Overdue 150-Day Receivables Schedule shall be accompanied by a certificate of the Vice President - Controller of the GLAS Business as constituted by the Purchaser as of such date to the effect that the Overdue 150-Day Receivables Schedule has been duly prepared in accordance with the books and records of such entity. Holding's Accountant will be entitled to reasonable access during normal business hours to the relevant records and working papers of the GLAS Business as constituted by the Purchaser to aid in their review of the Overdue 150-Day Receivables Schedule. The Overdue 150-Day Receivables Schedule shall be deemed to be accepted by Holding and shall be conclusive for the purposes of the payment described in the preceding paragraph except to the extent, if any, that Holding or Holding's Accountant shall have delivered, within thirty (30) days after the date on which the Overdue 150-Day Receivables Schedule is delivered to Holding, a written notice to Purchaser stating each and every item to which Holding takes exception, specifying in reasonable detail the nature and extent of any such exception (it being understood that any amounts not disputed as provided herein shall be paid promptly). If a change proposed by Holding is disputed by Purchaser, then Purchaser and Holding shall negotiate in good faith to resolve such dispute.
If, after a period of thirty (30) days following the date on which Holding gives Purchaser notice of any such proposed change, any such proposed change still remains disputed, then Purchaser and Holding hereby agree that Accounting Firm shall resolve any remaining disputes. The Accounting Firm shall act as an arbitrator to make a determination with respect to the issues that are disputed by the parties, based on presentations by Holding and Purchaser and by independent review of the Accounting Firm, if deemed necessary in the sole discretion of the Accounting Firm, which determination shall be limited to only those issues still in dispute. The decision of the Accounting Firm shall be final and binding and shall be in accordance with the provisions of this
SECTION 13.1.2. The
fees and expenses of the Accounting Firm, if any, shall be paid equally by Purchaser and Holding.

               13.2. INDEMNIFICATION BY THE PURCHASER AND THE PARENT. The Purchaser and the Parent hereby agree to indemnify and hold harmless GLAS, Americas and Holding and their respective shareholders, Affiliates, directors, officers, agents and employees (collectively "Seller Indemnitees"), from and against any and all Losses, to the extent such Losses arise out of, result from, or are in connection with: (i) any breach by the Purchaser or the Parent of any of the terms of this Agreement, (ii) any breach of any warranty or representation of the Purchaser or the Parent made herein or pursuant to this Agreement, (iii) any failure by the Purchaser or the Parent to perform or comply with any of its covenants or obligations under this Agreement, (iv) the operation of the Purchaser's business, and the operation by the Purchaser of the GLAS Assets and the GLAS Business after the Closing, or (v) the payment of the Assumed Obligations.

               13.3. For purposes of this Agreement, "Losses" shall mean the aggregate of any and all payments for claims, liabilities, suits, actions, demands, charges, damages, losses, costs, or expenses (including reasonable attorneys' fees, expert witness fees and court costs) of every kind and nature incurred by the indemnified party, net of all reserves with respect to such item, tax benefits (net of the net tax costs, if any, of the indemnified party from the realization of such indemnification payment), insurance proceeds, proceeds of subrogation and any indemnity, contribution or other similar payment from third parties. Tax benefits will be considered to be realized for purposes of this Section in the year in which an indemnity payment occurs, taking into account the present value of any such tax benefits, and the amount of tax benefits shall be determined by assuming the person entitled to be indemnified is in the maximum applicable foreign, federal, state and local income tax bracket applicable to the Indemnitee for the taxable year preceding the taxable year of the Indemnitee in which claim for verification is made.

               13.4. Except as provided in the sentence next immediately following, no indemnification shall be made to any Purchaser Indemnitee under this SECTION 13, except to the extent the aggregate amount of Losses by all Purchaser Indemnitees exceeds $500,000 and, similarly, no indemnification shall be made to any Seller Indemnitee under this SECTION 13 except to the extent the aggregate amount of Losses by all Seller Indemnitees exceeds $500,000 (such $500,000 amounts are each the "Threshold"); and the maximum liability of any indemnifying party pursuant to all claims for indemnification under this Section and all breaches of this Agreement shall be $20,000,000 in the aggregate (the "Maximum"). The Threshold and Maximum limitations set forth in this Section shall not apply to claims for indemnification for breaches of the representations and warranties set forth in SUBSECTIONS 6.7, 6.8, 6.9, 6.10, 6.19, 6.25, 6.26, 6.27, 7.3, 7.4 and 7.5, and the covenants set forth in
SUBSECTIONS 8.1, 9.1, 9.3, 17.2, SECTION 12 or SECTION 17, or any obligation of Holding, Americas or GLAS to the Purchaser under SUBSECTION 8.6 or 13.1.2, and in each case any amounts payable thereon by any party hereto in respect of any such claim under SECTION 13.1.2 or Loss shall not be included in determining whether any Threshold or Maximum has been exceeded. All amounts paid by the Purchaser to Holding, Americas or GLAS pursuant to SECTION 20.2.2 shall be credited against amounts payable by the Purchaser to GLAS, Americas or Holding for indemnification hereunder.

               13.5. Whenever any claim for indemnification is made, or any suit or proceeding is instituted, which if meritorious or which if prosecuted successfully would entitle a

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
party to indemnification under this SECTION 13 (a "Claim"), the person seeking indemnification (the "Indemnitee"), shall promptly notify the party from whom indemnification is sought (the "Indemnitor ") of the Claim and, when known, the facts constituting the basis for such Claim. In the event of any such Claim for indemnification hereunder resulting from or in connection with any Claim by a third party, the notice shall specify, if known, the amount or an estimate of the amount of the liability arising therefrom. The Indemnitee shall not settle or compromise any Claim by a third party for which it is entitled to indemnification hereunder without the prior written consent of the Indemnitor, which shall not be unreasonably withheld or delayed.

               13.6. In connection with any Claim which may give rise to indemnification hereunder resulting from or arising out of any Claim (or legal proceeding) by a person other than an Indemnitee, the Indemnitor, at its sole cost and expense, may, upon written notice to the Indemnitee, assume the defense of any such Claim (including legal proceedings in connection therewith). If the Indemnitor assumes the defense of any such Claim (or legal proceeding), the Indemnitor shall select counsel reasonably acceptable to the Indemnitee to conduct the defense of such Claims (or legal proceedings) and at the sole cost and expense of the Indemnitor(s) shall take all steps necessary in the defense or settlement thereof. The Indemnitor(s) shall not consent to a settlement of, or the entry of any judgment arising from, any such Claim (or legal proceeding), without the prior written consent of the Indemnitee, which shall not be unreasonably withheld or delayed; PROVIDED, HOWEVER, that such consent shall not be required if such settlement or judgment provides solely for the payment of monetary damages for which the Indemnitee will be indemnified in full and an unconditional release of liability of the Indemnitee with respect to such Claim. The Indemnitee shall be entitled to participate in (but not control) the defense of any such action, with its own counsel and at its own expense. If the Indemnitor does not assume the defense against any such Claim (or litigation resulting therefrom) within 30 days after the date the Indemnitee notifies the Indemnitor of such Claim: (a) the Indemnitee may (upon written notice delivered to the Indemnitor) defend against such Claim (or litigation) in such manner as it may deem appropriate, including, but not limited to, settling such Claim, after giving notice of the same to the Indemnitor(s), on such terms as the Indemnitee may deem appropriate, and (b) the Indemnitor(s) shall be entitled to participate in (but not control) the defense against such Claim, with its counsel and at its own expense. If the Indemnitor thereafter seeks to question the manner in which the Indemnitee defended against such Claim or the amount or nature of any such settlement, the Indemnitor shall have the burden to prove by a preponderance of the evidence that the Indemnitee did not defend against or settle such Claim in a reasonably prudent manner. Notwithstanding anything to the contrary contained in this Agreement, in the event that the Indemnitee had a reasonable opportunity, but failed in good faith to mitigate any loss with respect to any Claim, including but not limited to the failure to use commercially reasonable efforts to recover under a policy of insurance or under a contractual right of set-off or indemnity, amounts of indemnity payable to such Indemnitee shall be reduced by the amount by which such Indemnitee could have reduced such loss had such Indemnitee not failed to use commercially reasonable efforts to mitigate such loss.

               13.7. After the Closing, to the extent permitted by law and except for any Loss that is finally determined to have been the result of fraudulent conduct, the indemnities set forth in this SECTION 13 shall be the exclusive remedies of the Parent, the Purchaser, GLAS, Americas and Holding and their respective officers, directors, employees, agents and Affiliates for any misrepresentation, breach of warranty or nonfulfillment or failure to be performed of any

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
covenant or agreement contained in this Agreement, and the parties shall not be entitled to a rescission of this Agreement or to any further indemnification rights or claims of any nature whatsoever in respect thereof, all of which the parties hereto hereby waive.

          14.       NO BROKERAGE.

               14.1. Other than the obligations of Holding to Merrill Lynch & Co., Inc., none of GLAS, Americas and Holding has incurred any obligation or liability, contingent or otherwise, for brokerage fees, finder's fees, agent's commissions, or the like in connection with this Agreement or the transactions contemplated hereby. Holding agrees to indemnify and hold the Purchaser harmless against and in respect of any such obligation or liability based on agreements, arrangements, or understandings claimed to have been made by Holding, Americas or GLAS with any third party.

               14.2. Other than the obligations of Purchaser to Morgan Stanley Dean Witter, the Purchaser has not incurred any obligation or liability, contingent or otherwise, for brokerage fees, finder's fees, agent's commissions, or the like in connection with this Agreement or the transactions contemplated hereby. The Purchaser agrees to indemnify and hold GLAS, Americas and Holding harmless against and in respect of any such obligation or liability based on agreements, arrangements, or understandings claimed to have been made by the Purchaser with any third party.

          15.       NATURE OF REPRESENTATIONS AND WARRANTIES.

     All of the parties hereto are executing and carrying out the provisions of this Agreement in reliance on the representations, warranties, covenants and agreements contained in this Agreement or at the closing of the transactions contemplated hereunder, and any investigation that they might have made or any other representations, warranties, covenants, agreements, promises or information, written or oral, made by the other party or any other person shall not be deemed a waiver of any breach of any such representation, warranty, covenant or agreement.

          16.       NOTICES.

          All notices, writings and other communications required or permitted to be given pursuant to this Agreement shall be in writing, and if such notices are hand-delivered or faxed, return fax acknowledgement requested, to the address set forth below, they shall be deemed to have been received on the business day so delivered or transmitted; if such notices are transmitted by overnight courier, to the address set forth below, they shall be deemed to have been received on the business day following the date on which so transmitted, provided that any notice, writing or other communication received after 5:00 p.m., Eastern Time, shall be deemed to have been received on the next business day:

GLAS, Americas and Holding:   Roger E. Payton
                              GeoLogistics Corporation
                              13952 Denver West Parkway, Suite 150
                              Golden, Colorado 80401
                              Fax (303) 704-4410

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
     With a copy to:       Eric H. Schunk
                           Milbank, Tweed, Hadley & McCloy
                           601 South Figueroa Street
                           Los Angeles, California 90017
                           Fax (213) 629-5063

The Purchaser:             Joseph C. McCarty
                           FDX Global Logistics, Inc.
                           6075 Poplar Avenue
                           Memphis, Tennessee  38119
                           Fax (901) 395-7585

     With a copy to:       Ami P. Kelley
                           FDX Global Logistics, Inc.
                           6075 Poplar Avenue
                           Memphis, Tennessee  38119
                           Fax (901) 395-5325

The Parent:                Kenneth R. Masterson
                           FDX Corporation
                           6075 Poplar Avenue
                           Memphis, Tennessee  38119
                           Fax (901) 395-5034

Any party may change its address for notice or payment purposes by giving notice to the other parties as hereinabove provided.

          17.       EXPENSES.

               17.1. Except as otherwise provided herein, each party hereto shall be responsible for and bear all of its own costs and expenses (including the expenses of its representatives) incurred at any time in connection with negotiation, due diligence and closing the transaction described herein.

               17.2. Each party hereto shall pay all income, franchise and other taxes measured by net or gross income, capital or assets which may be required as a result of the transactions contemplated hereby.

          18.       SURVIVAL.

          Except as set forth in SECTION 13 and as otherwise provided herein, the representations, warranties, covenants and agreements herein contained shall survive the execution and delivery of this Agreement and the closing of the transactions contemplated hereby, and shall continue for a period of 24 months following the Closing Date, except for breaches of the representations and warranties set forth in SECTIONS 6.7, 6.19, 6.26, 6.27, 7.3 and 7.6, and the covenants set forth in SECTIONS 4, 8.1 and 9.1, which shall survive until the expiration of all applicable statutes of limitation with respect thereto, and the representations and warranties set forth in SECTION 6.27, which shall survive until the expiration of all applicable statutes of

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
limitation with respect thereto or to derivative claims arising from environmental conditions existing at the time of the Closing.

          19.       EXCLUSIVITY.

          Until the Closing Date or termination of this Agreement, Holding, Americas and GLAS will not directly or indirectly, through any representative or otherwise, solicit or entertain offers from, negotiate with or in any manner, encourage, discuss, accept or consider any proposal of any other person relating to the acquisition of the GLAS Assets, the GLAS Shares or the GLAS Business in whole or in part, whether directly or indirectly, through purchase, merger, consolidation, or otherwise. Notwithstanding the above, Holding, Americas and GLAS may, directly or indirectly, furnish information and access, in each case only in response to unsolicited requests therefor, to any reputable, unaffiliated, third party person, entity or group pursuant to confidentiality agreements, and may participate in discussions and negotiate with such entity or group concerning any merger, sale of the GLAS Assets, sale of the GLAS Shares or similar transaction involving GLAS, if (i) such person, entity or group has submitted an unsolicited, written, bona fide proposal to Holding's Board of Directors relating to any such transaction (an "Alternative Proposal"), (ii) Holding's Board of Directors by a majority vote determines in its good faith judgment, based as to legal matters on the written advice of legal counsel, that failing to take such action would result in a substantial risk of liability for a breach of the Board of Directors' fiduciary duty, and (iii) Holding's Board of Directors shall have determined, after consultation with its legal advisors and after review of a written opinion from its financial advisors, that the terms of such Alternative Proposal are principally superior to the terms set forth in this Agreement and that such Alternative Proposal is reasonably capable of being financed (a "Superior Proposal"). Holding shall provide a copy of any such written proposal to the Purchaser immediately after receipt thereof and shall keep the Purchaser fully informed of the status and details of such Alternative Proposal.

          20.       TERMINATION OF AGREEMENT.

               20.1. This Agreement may be terminated and the transactions contemplated hereby may be abandoned at any time prior to the Closing, by written notice from the party terminating the Agreement to the other party, as follows:

                    20.1.1. BY MUTUAL CONSENT. By the mutual written consent of Holding and the Purchaser.

                    20.1.2. BY EITHER PARTY. At any time before the Closing, by Holding or the Purchaser, in the event of a material breach hereof by the non-terminating party if such non-terminating party fails to cure such breach within five business days following written notification thereof by the terminating party.

                    20.1.3.   BY HOLDING.  By Holding, if (i) in accordance with
SECTION 19, in the exercise of the good faith judgment of Holding's Board of Directors as to its fiduciary duties to its stockholders imposed by law based on the written opinion of outside counsel, the Board of Directors of Holding authorizes GLAS to enter into a binding written agreement covering a transaction that constitutes a Superior Proposal and GLAS and Holding provide

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
written notification to the Purchaser in accordance with SECTION 19, and (ii) the Purchaser, within 10 business days following receipt of GLAS's written notification of its intention to enter into a binding agreement for a Superior Proposal, does not make an offer that the Board of Directors of Holding determines, in good faith after consultation with its financial advisors, is at least as favorable, from a financial point of view, to the stockholders of Holding as the Superior Proposal, and (iii) GLAS and Holding pays the Termination Fee to the Purchaser.

               20.2.       EFFECT OF TERMINATION AND ABANDONMENT.

                    20.2.1. If this Agreement is terminated by Holding pursuant to SECTION 20.1.3, then, within seven days following such termination, the GeoLogistics Group shall pay to the Purchaser, by wire transfer of immediately available funds, a fee of $3,000,000 (the "Termination Fee"). Holding and GLAS each acknowledges that the agreements contained in this SECTION
20.2.1 are an integral part of the transactions contemplated in this Agreement, and that, without these agreements, the Purchaser would not enter into this Agreement; accordingly, if the GeoLogistics Group fails to promptly pay the amount due pursuant to this Section, and, in order to obtain such payment, the Purchaser commences a suit which results in a judgment against Holding or GLAS for the Termination Fee, the GeoLogistics Group shall pay to the Purchaser its costs and expenses (including reasonable attorneys' fees) in connection with such suit, together with interest on the amount of the Termination Fee at the rate of 12% per annum from the date the Termination Fee was required to be paid.

                    20.2.2. In the event of termination of this Agreement pursuant to this SECTION 20, or if the Closing shall not have occurred on or before the Closing Date, all obligations of the parties hereto shall terminate, except the obligations of the parties set forth in this SECTION
20.2 and except for the provisions of SECTIONS 8.1, 9.1, 17, 20, 23, 24, 25, and 26. If the Closing shall not have occurred on or before the Closing Date, or in the event of termination of this Agreement for any reason other than pursuant to SECTIONS 20.1.1 or 20.1.3, nothing herein shall prejudice the ability of the non-terminating party from seeking damages from any other party for any willful breach of this Agreement, including reasonable attorneys' fees and the right to pursue any remedy at law or in equity.

          21.       EFFECT OF WAIVER.

          The failure of any party at any time or times to require performance of any provision of this Agreement will in no manner affect the right to enforce the same. The waiver by any party of any breach of any provision of this Agreement will not be construed to be a waiver by any such party of any succeeding breach of that provision or a waiver by such party of any breach of any other provision.

          22.       SEVERABILITY.

          The invalidity, illegality or unenforceability of any provision or provisions of this Agreement will not affect any other provision of this Agreement, which will remain in full force and effect, nor will the invalidity, illegality or unenforceability of a portion of any provision of this Agreement affect the balance of such provision. In the event that any one or more of the provisions contained in this Agreement or any portion thereof shall for any reason be held to be

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
invalid, illegal or unenforceable in any respect, this Agreement shall be reformed, construed and enforced as if such invalid, illegal or unenforceable provision had never been contained herein.

          23.       GOVERNING LAW.

          This Agreement shall be governed by and construed in accordance with, the laws of the State of New York without regard to conflict of law principles.

          24.       ENFORCEMENT.

          Any suit, action or proceeding with respect to this Agreement, shall be brought in the state and federal courts located in New York. The parties hereto hereby accept the exclusive jurisdiction of those courts, as set forth above, for the purpose of any such suit, action or proceeding.

          The parties hereto hereby irrevocably waive, to the fullest extent permitted by law, any objection that any of them may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or any judgment entered by any court in respect thereof brought as set forth above, and hereby further irrevocably waive any claim that any suit, action or proceeding so brought, has been brought in an inconvenient forum.

          The parties hereto acknowledge and agree that any party's remedy at law for a breach or threatened breach of any of the provisions of this Agreement would be inadequate and such breach or threatened breach shall be per se deemed as causing irreparable harm to such party. Therefore, in the event of such breach or threatened breach, the parties hereto agree that, in addition to any available remedy at law, including but not limited to monetary damages, an aggrieved party, without posting any bond, shall be entitled to obtain, and the offending party agrees not to oppose the aggrieved party's request for, equitable relief in the form of specific enforcement, temporary restraining order, temporary or permanent injunction, or any other equitable remedy that may then be available to the aggrieved party.

          25.       BINDING AGREEMENT; ASSIGNMENT.

          This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. This Agreement shall not be assignable by any party hereto except as provided herein or with the prior written consent of the other parties. The Purchaser may assign its rights hereunder to any direct or indirect wholly-owned subsidiary of the Purchaser or in connection with any financing arrangement that the Purchaser or such wholly-owned subsidiary may enter into, PROVIDED, that the Parent and Purchaser shall remain obligated for all obligations to GLAS, Americas and Holding hereunder. GLAS may assign its rights and obligations hereunder pursuant to a merger by GLAS with and into Americas or any other wholly-owned subsidiary of Holding.

          26.       ENTIRE AGREEMENT; MODIFICATION.

          This Agreement, which includes all schedules and exhibits hereto, constitutes the entire agreement between the parties hereto with respect to the subject matter hereof, superseding, except as otherwise provided herein, all prior negotiations, correspondence,

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
understandings and agreements, between the parties; no amendment or modification of this Agreement shall be binding on the parties unless made in writing and duly executed by all parties. There are no oral or implied agreements and no oral or implied warranties between the parties hereto other than those expressed herein. The disclosure schedules delivered by Holding, Americas and GLAS may be amended, supplemented or modified by Holding, Americas and GLAS at any time prior to the Closing without any liability to Holding, Americas and GLAS other than that the Purchaser shall have the right for five business days after such amendment, supplement or modification of any of the disclosure schedules to terminate this Agreement based upon such amendment, supplement or modification if such amendment, supplement or modification reveals a matter which would cause the representations and warranties of GLAS, Americas and Holding to not be true in all material respects.

          27.       FURTHER ASSURANCES.

          Each of the parties hereto agrees to execute, acknowledge, seal and deliver, after the date hereof and after the Closing, such further assurances, instruments and documents and to take such further actions as the other may reasonably request in order to fulfill the intent of this Agreement and the transactions contemplated hereby. Such actions shall include but not be limited to access to books, records, documents and other information, cooperation from each parties' respective employees, officers, directors, advisors and agents as may be reasonably necessary for Purchaser to run the GLAS Business and for GLAS and/or Holding and the Purchaser to prepare any filings required by any Governmental or Regulatory Authority.

          28.       COUNTERPARTS.

          This Agreement may be executed in counterparts, all of which taken together shall constitute one instrument.

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
          IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

                              GLAS:
                              GEOLOGISTICS AIR SERVICES, INC.



                              By: /s/ Roger Payton
                                  ----------------
                                  Name:
                                  Title:

                              AMERICAS:
                              GEOLOGISTICS AMERICAS, INC.



                              By: /s/ Roger Payton
                                  ----------------
                                  Name:
                                  Title:

                              HOLDING:
                              GEOLOGISTICS CORPORATION



                              By: /s/ Roger Payton
                                  ----------------
                                  Name:
                                  Title:

                              THE PURCHASER:
                              FDX GLOBAL LOGISTICS, INC.



                              By: /s/ Joseph C. McCarty
                                  ---------------------
                                  Name:
                                  Title:

                              PARENT:
                              FDX CORPORATION



                              By: /s/ James S. Hudson
                                  -------------------
                                  Name:
                                  Title:


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
                              And, solely with respect to Sections 8.11, 12.1 and 12.2, in his individual capacity:



                                   /s/ Roger Payton
                                   -------------------
                                   Name:  Roger Payton

                                      52